Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

AMENDED AND RESTATED SUTROVAX AGREEMENT

This Amended and Restated SutroVax Agreement (this “Agreement”), is made effective as of October 12, 2015 (the “Amendment Effective Date”), by and between Sutro Biopharma, Inc., having its principal place of business at 310 Utah Ave, Suite 150, South San Francisco, CA 94080 (“Sutro”), and SutroVax, Inc., having a principal place of business at 400 East Jamie Ct, Suite 205, South San Francisco CA 94080 (“SutroVax”), each a “Party” and collectively “Parties”, and amends and restates in its entirety that certain SutroVax Agreement, dated August 1, 2014 (the “Effective Date”), by and between Sutro and SutroVax (the “Original Agreement”).

WHEREAS, Sutro controls certain proprietary technology which permits cell-free expression of proteins;

WHEREAS, SutroVax has been formed to research, develop, make and commercialize Vaccine Compositions (as defined below);

WHEREAS, Sutro desires to continue to enable such activities, including by supplying extract and Vaccine Compositions to SutroVax, and SutroVax desires to continue to obtain such extract and Vaccine Compositions from Sutro, on the terms and conditions set forth below; and

WHEREAS, Sutro and SutroVax desire to amend certain terms of the Original Agreement, and to restate the Original Agreement, as so amended, in its entirety in this Agreement, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and obligations set forth in this Agreement, the Parties hereby agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

1.1 “Affiliate” means, with respect to either Party, any business entity controlling, controlled by, or under common control with such Party. For the purpose of this definition only, “control” means (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity. Notwithstanding the above, in no event shall Sutro (or any entity that would be an Affiliate of SutroVax solely because it is an Affiliate of Sutro) be deemed an Affiliate of SutroVax, or SutroVax (or any entity that would be an Affiliate of Sutro solely because it is an Affiliate of SutroVax) an Affiliate of Sutro.

1.2 “Calendar Quarter” means any three month period ending on March 31, June 30, September 30, or December 31.

1.3 “Change of Control” means, with respect to a Party: (i) any Third Party becoming the beneficial owner of securities of such Party representing more than fifty percent (50%) of the total of all then outstanding voting securities; (ii) a merger or consolidation of such Party with or into a Third Party, other than a merger or consolidation that would result in the holders of the voting securities of such Party immediately prior thereto having beneficial ownership of securities that represent immediately after such merger or consolidation more than fifty percent (50%) of the total combined voting power of the entity that survives such merger or consolidation or the parent of the entity that survives such merger or consolidation; or (iii) the sale or disposition of all or substantially all of the assets of such Party to a Third Party wherein the holders of such Party’s outstanding voting securities immediately before such sale do not, immediately after such sale, own or control (directly or indirectly) equity representing a majority of the outstanding voting securities of such Third Party.

1.4 “Commercially Reasonable Efforts” means the level of efforts and resources (including without limitation the promptness with which such efforts and resources would be applied) commonly used by companies in the pharmaceutical industry with respect to such activities, where the company involved is motivated to achieve the particular task or result involved.

1.5 “Extract” means Sutro’s extract derived from strains of E. coli.

1.6 “FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

1.7 “First Commercial Sale” means, with respect to each Vaccine Composition, the first sale for which revenue has been recognized by SutroVax or its Affiliates or Sublicensees to any Third Party for which all Regulatory Approvals (including pricing and reimbursement approvals) that are legally required in order to sell such Vaccine Composition in such country have been granted; in each case provided, however, that the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Vaccine Composition, (b) any use of such Vaccine Composition in clinical trials (including post-Regulatory Approval clinical trials), non-clinical development activities or other development activities with respect to such Vaccine Composition, or disposal or transfer of such Vaccine Composition for a bona fide charitable purpose, and (c) compassionate use.

1.8 “Fully Burdened Manufacturing Costs” means the costs of manufacturing Extract or, if applicable, Vaccine Compositions, which manufacturing costs shall mean: (a) [***], and (b) [***], in each case to the extent directly allocated to and incurred in the manufacture of Extracts or Vaccine Compositions (as applicable) supplied to SutroVax, its Affiliates and Sublicensees. Fully Burdened Manufacturing Costs shall not include any [***], and shall be calculated in accordance with the foregoing, GAAP and Sutro’s policies and procedures for its other products, in each case consistently applied (and such plant operations and support services costs shall be allocated consistent with GAAP and other products of Sutro in that facility).

1.9 “Net Sales” means the gross invoice amount (not including value added taxes, sales taxes, or similar taxes) of Vaccine Composition sold by SutroVax or its Affiliates or Sublicensees to the first unrelated Third Party in a bona fide arms-length transaction after deducting, if not previously deducted, from the amount invoiced or received:

(a) amounts actually credited or allowed for rejections or returns of Vaccine Composition;

(b) discounts, adjustments, rebates, chargebacks, retroactive price reductions and other sales allowances that are actually allowed or granted, including rebates, reductions and allowances mandated by government;

(c) customs or excise duties, sales tax, consumption tax, value added tax, and other governmental charges (except income taxes) in respect of sales;

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(d) insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by the applicable selling party in shipping Vaccine Composition to a Third Party;

(e) if Vaccine Composition is [***], the [***].

Gross invoice price of Vaccine Composition sold and the deductions allowed in subsections (a)-(e) above shall be calculated in accordance with GAAP.

In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time all revenue recognition criteria are met.

In the case of any sale or other disposal of a Vaccine Composition between or among SutroVax and its Affiliates or Sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to an unrelated Third Party, and not on sale or disposal among SutroVax, its Affiliates and Sublicensees. Any consideration received in exchange for the transfer of Vaccine Compositions for use in clinical trials, sampling or promotional use, in each case at or below cost, shall not be included in Net Sales.

In the case of any sale or other disposal for value, such as barter or counter-trade, of any Vaccine Composition, or part thereof, other than in an arm’s-length transaction exclusively for money, Net Sales shall be calculated on any such cash consideration plus the value of the non-cash consideration received, or the fair market price (if higher) of the Vaccine Compositions in the country of the sale or disposal.

If a Vaccine Composition is sold as part of a Combination Product (as defined below), Net Sales will be the product of (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the gross invoice price in such country of the product comprising a Vaccine Composition as the sole active ingredient; and

“B” is the gross invoice price in such country of the other active ingredients contained in the Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation shall be determined [***].

As used in this Section, “Combination Product” means a product that contains a Vaccine Composition and one or more other active ingredients (whether coformulated or copackaged) that are not generic or other non-proprietary compositions of matter. Pharmaceutical dosage from vehicles, delivery devices, adjuvants and excipients shall be deemed not to be “active ingredients”.

1.10 “Net Sublicense Fees” means any and all upfront fees, milestone fees, and other consideration (in cash or equity) received by SutroVax or its Affiliates from a Sublicensee in consideration of the grant by SutroVax or its Affiliates of rights under Section 4.3 with respect to a Vaccine Composition, provided that, for clarity, the following shall not be included in Net Sublicense Fees: (a) royalties or other payments based on sales included in the calculation of Net Sales (including profit sharing payments); (b) the amount of any bona fide loans; (c) bona fide equity investments at the then-current market value; (d) support or other funding to the extent [***]; (e) reimbursement [***] for patent prosecution costs or other similar [***] expenses reasonably related to Vaccine Compositions and incurred by SutroVax or its Affiliates pursuant to the applicable agreement with such Sublicensee [***];

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(f) amounts received for supply of Vaccine Compositions or other materials to such Sublicensee in accordance with this Agreement at the then-current market value; and (g) proceeds from the sale of all or substantially all of the business or assets of SutroVax or any of its Affiliates, whether by merger, sale of stock or assets or otherwise. In the event the consideration received by SutroVax or its Affiliates from a Sublicensee consists of equity (whether stock, interests in partnerships, joint ventures or otherwise), Sutro shall be entitled to receive a share of such equity (based on the percentages set forth in Section 6.6). In the event of a payment to SutroVax or its Affiliate by a Sublicensee of a combined amount in consideration for both rights to a Vaccine Composition under Section 4.3 as well as other rights or value, the amount of such payment to be included in Net Sublicense Fees will be reasonably allocated between the rights under Section 4.3 and such other rights or value (it being understood that any dispute with respect to such allocation will be resolved in accordance with Article 14).

1.11 “Patent” means any of the following, whether existing now or in the future anywhere in the world: (i) any issued patents, including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examinations, renewals or any like governmental grants for protection of inventions, and any extensions or restorations of any of the foregoing, including patent term adjustments, patent term extensions and supplementary protection certificates; and (ii) any pending applications for any of the foregoing, including any continuations, divisionals, substitutions, continuations-in-part, provisionals and utility applications and applications for extension or restoration.

1.12 “Pneumococcal Conjugate Vaccine” means a Vaccine Composition comprising CRM197, and/or variants thereof, including but not limited to sequences with substituted non-natural amino acids, conjugated to one or more polysaccharides as generally described in the Research Plan attached to this Agreement as of the Amendment Effective Date.

1.13 “Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of NDAs or Biologic License Applications, supplements and amendments, pre- and post- approvals, pricing and third party reimbursement approvals, and labeling approvals) of the FDA or other applicable regulatory authority, necessary for the development, clinical testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of a pharmaceutical product in a country, including all necessary price and/or reimbursement approvals.

1.14 “Research Plan” means the research plan set forth in Exhibit A, as such plan may be amended from time to time by mutual agreement between the Parties or pursuant to Section 2.2 below. It is understood that the Research Plan as set forth in Exhibit A of the Original Agreement is hereby replaced by Exhibit A to this Agreement.

1.15 “Royalty Term” means with respect to any particular Vaccine Composition in any particular country in the Territory, the period of time beginning on the First Commercial Sale of the Vaccine Composition and extending until the later of (i) the date of expiration on a country by country basis of the last to expire of a Valid Claim in such country of sale in which the Valid Claim covers the manufacture, use, sale, offer for sale or importation of the applicable Vaccine Composition, and (ii) ten (10) years from the First Commercial Sale of the Vaccine Composition.

1.16 “Series A Financing” means SutroVax’s raise of a cumulative total of at least Six Million Five Hundred Thousand U.S. dollars ($6.5 million) (whether in the form of cash raised in connection with equity financings, government or private grants, or payments from partners or collaborators, provided, however, that at least Two Million U.S. dollars ($2 million) shall be raised in consideration for the sale of equity securities to venture capital or other institutional investors, or Strategic Investors) through one transaction or a series of transactions, excluding for such purpose the One Million

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Five Hundred Thousand U.S. Dollars ($1.5 million) received by SutroVax from Johnson & Johnson Innovation and Sutro in SutroVax’s initial convertible note financing. For such purposes, the amounts raised shall include future payments that have not yet been received, to the extent comprised of (a) non-contingent amounts under awarded grants, (b) subsequent tranches of an equity financing, and (c) non-contingent, non-cancellable payments from partners or other Third Parties. As used in this definition, “Strategic Investors” means any investment entity affiliated with a nationally or internationally recognized biotechnology or pharmaceutical company or health organization or foundation (such as the Gates Foundation): (i) whose principal business is other than the making and management of purely financial investments, (ii) who intends to make an investment in SutroVax for any reason other than potential financial gain from the appreciation of such investment (or the accrual of interest on such investment), or (iii) who would obtain contractual rights in connection with their investment with respect to SutroVax that are other than those that would typically accompany a purely financial investment in a company.

1.17 “Series A Financing Close” means the closing of the Series A Financing (which occurred on July 10, 2015).

1.18 “[***] In-License” means that certain license agreement by and between SUTRO and [***], dated [***], as may be amended from time to time.

1.19 “Sublicensee” means a Third Party to which SutroVax or any of its Affiliates has granted rights under Section 4.3.

1.20 “Sutro Competitor” means any of the entities set forth in Exhibit D and their respective Affiliates; provided that (i) in the event of a Change of Control of any such entity or its Affiliate, the Acquirer of such entity or its Affiliate shall not be deemed a Sutro Competitor, and (ii) any licensee or partner of any such entity, its Affiliate or Acquirer shall not be deemed a Sutro Competitor because of such licensing or partnership arrangement.

1.21 “Sutro Core Know-How” is defined in Section 3.3.

1.22 “Sutro Know-How” means all information and materials pertaining to the Extracts or Vaccine Compositions supplied hereunder, or the manufacture, use or, in the case of Vaccine Compositions, development thereof, as the case may be, that is owned or controlled by Sutro and (subject to Section 15.2) its Affiliates at any time during the Term, including (i) practices, protocols, methods, techniques, specifications, formulae, standard operating procedures, analytical methods, material and vendor lists, (ii) analytical, quality control and stability data, batch records, and other chemistry, manufacturing and control (CMC) data, (iii) regulatory documentation, and (iv) tangible materials and reagents; in each case as and to the extent reasonably necessary or useful for SutroVax to exercise the rights granted to it under this Agreement. Notwithstanding the foregoing, in no event shall Sutro Know-How include any information or materials of Sutro’s third-party collaborators or sublicensees, except for such information or materials pertaining to the Sutro Platform which Sutro has the right to provide to SutroVax in accordance with this Agreement.

1.23 “Sutro Patent” means any Patents covering the Sutro Platform, Extracts, Vaccine Compositions, or the manufacture or use thereof, that are owned or controlled by Sutro and (subject to Section 15.2) its Affiliates at any time during the Term. As of the Amendment Effective Date, Sutro Patents shall include those Patents listed on Exhibit B. It is understood that the Sutro Patents as set forth in Exhibit B of the Original Agreement are hereby replaced by Exhibit B to this Agreement.

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1.24 “Sutro Platform” means Sutro’s cell-free protein synthesis platform, including improvements thereof.

1.25 “SutroVax Platform Improvement Patents” means any Patents owned or controlled by SutroVax or its Affiliates covering the SutroVax Platform Improvements at any time during the Term.

1.26 “SutroVax Platform Improvements” means any and all improvements to the Sutro Platform made by or on behalf of SutroVax, its Affiliates or Sublicensees, in each case that are made using Extracts. Inventions directed to the composition, formulation or use of Vaccine Compositions will not be considered SutroVax Platform Improvements.

1.27 “Term” has the meaning set forth in Section 8.1.

1.28 “Territory” means worldwide.

1.29 “Third Party” means any person other than Sutro, SutroVax and their respective Affiliates.

1.30 “Vaccine Antigen” means any of the following antigens (each including variants thereof with biological function substantially similar to such antigen): (i) any non-human vaccine antigen which is the same as or was derived from and directed against an infectious pathogen, including any one of a polypeptide, a polysaccharide, a carbohydrate, or other moiety, alone or in any combination thereof, (ii) the vaccine antigens identified in the Research Plan as of the Amendment Effective Date, and (iii) the vaccine antigens, if any, selected by SutroVax and approved by Sutro in accordance with Section 2.2.

1.31 “Vaccine Field” means the research, development, manufacture, sale and other commercialization of Vaccine Compositions for prophylactic, therapeutic and/or companion diagnostic applications.

1.32 “Vaccine Composition” means a composition comprising a Vaccine Antigen, which composition is developed and administered for the purpose of inducing an immune response specific to such Vaccine Antigen, solely for the prevention or treatment of the disease against which such Vaccine Antigen is directed, whereby such prevention or treatment occurs through the immune response induced by such Vaccine Antigen (excluding for clarity any form of passive immunization or use of additional molecules, including without limitation checkpoint inhibitors, to modify or otherwise affect the immune response induced by such Vaccine Antigen provided, however, that a Vaccine Composition may include one or more adjuvants solely for use in conjunction with such Vaccine Antigen to enhance the immune response induced by such Vaccine Antigen, and, for clarity, excluding any use with any form of passive immunization or with any checkpoint inhibitors or other additional non-adjuvant molecules), which Vaccine Composition or any portion thereof (e.g., a polysaccharide, carbohydrate, peptide or other moiety contained in such Vaccine Composition) is discovered or produced based on the use of any Extract(s) as the starting material, whether produced by Sutro, or produced by SutroVax or a CMO established or approved by Sutro using any Extract(s) supplied by Sutro or under a license from Sutro, in each case in any production system, whether cell-free or cell-based. Notwithstanding the foregoing, “Vaccine Composition” shall exclude any type of cancer vaccine (other than prophylactic vaccines where the agent causing cancer is an infectious pathogen (e.g. HPV vaccine), but excluding for clarity any therapeutic cancer vaccine or companion diagnostic for cancer vaccine applications). For clarity, SutroVax’s Pneumococcal Conjugate Vaccine is a Vaccine Composition, as defined herein.

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1.33 “Valid Claim” means a claim of (i) any issued, unexpired patent within the Sutro Patents which has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other government agency of competent jurisdiction in a decision from which no appeal can be taken or is otherwise not taken, or (ii) a pending patent application within the Sutro Patents which has not been irrevocably cancelled, withdrawn or abandoned, provided if a claim of pending patent application has not issued as a claim of an issued patent within [***] years after the filing date from which such claim takes priority, such pending claim shall not be a Valid Claim for under this clause (ii).

1.34 Additional Definitions. Each of the following definitions shall have the meanings defined in the corresponding sections of this Agreement indicated below:

Term	Section Defined
Acquired Party	15.2(g)
Acquirer	15.2(g)
Agreement	Preamble
Amendment Effective Date	Preamble
Available Extract	3.1(d)
Bankrupt Party	15.3
Claim	12.1
CMO	3.1(d)
Combination Product	1.9
Discloser’s Information	10.1
Effective Date	Preamble
Enforcement Action	9.2(a)(iii)
Extract Supply Agreement	3.1(c)
Initial Supply Period	3.1(b)
JAMS	14.3
Joint Vaccine Composition Patents	9.l(b)
Lead Enforcement Party	9.2(a)(v)
Marks	9.4
Original Agreement	Preamble
Parties	Preamble
Party	Preamble
Patent Term Extensions	9.3
Principal Contact	14.1
Prosecution and Maintenance/Prosecute and Maintain	9.1(d)
Qualified Amount	8.5
Restricted Vaccine Antigens	2.2
Segregated Technology	15.2(b)
Senior Management	14.2
Strategic Investors	1.16
Sublicense Agreement	4.3
Sutro	Preamble
Sutro Indemnitees	12.1
Sutro Mark	9.4
SutroVax	Preamble
SutroVax Indemnitees	12.2
SutroVax Marks	9.4
Vaccine Antigen Notice	2.2
Vaccine Field Infringement	9.2(a)(i)
Vaccine Composition-Specific Patents	9.1(a)(i)
Vaccine Composition Supply Agreement	3.2(b)

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2. RESEARCH PLAN

2.1 Sutro Obligations. Prior to Series A Financing Close, Sutro will:

(a) evaluate the expression of up to [***] Vaccine Antigens identified in the Research Plan as of the Effective Date through the Sutro Platform as described in the Research Plan;

(b) use Commercially Reasonable Efforts to deliver to SutroVax for testing [***] of each Vaccine Antigen, for up to [***] Vaccine Antigens identified in the Research Plan as of the Effective Date;

(c) perform assays and/or analytical work for up to [***] Vaccine Antigens identified in the Research Plan as of the Effective Date, as may be mutually agreed between the Parties in writing.

2.2 Designation of Additional Vaccine Antigens. SutroVax may select up to [***] additional (i.e., in addition to the vaccine antigens identified in the Research Plan as of the Amendment Effective Date) vaccine antigens that are not for the prevention or treatment of any infectious disease or cancer, solely for development as Vaccine Compositions under the terms of this Agreement, by providing written notice to Sutro, within [***] years from the Series A Financing Close, of each such additional Vaccine Antigen proposed by SutroVax (each a “Vaccine Antigen Notice”), which Vaccine Antigen Notice shall include (i) the common name of such Vaccine Antigen, (ii) the specific amino acid sequence thereof, and (iii) such other information as Sutro reasonably requests. Sutro shall notify SutroVax within [***] of receipt of the Vaccine Antigen Notice as to whether it accepts or not such additional Vaccine Antigen proposed by SutroVax, provided that Sutro shall not withhold its acceptance of a proposed Vaccine Antigen (other than a Restricted Vaccine Antigen) that is available , it being understood that, with respect to [***], Sutro [***]. For such purposes, a proposed Vaccine Antigen shall be “available,” unless Sutro (a) [***] , (b) is [***] or (c) has [***]. Upon Sutro’s acceptance of a proposed Vaccine Antigen, such Vaccine Antigen shall be deemed a Vaccine Composition, in which case the Research Plan shall be amended to include any mutually agreed upon activities to be performed by Sutro with respect to such Vaccine Antigen. For purposes of this Section 2.2, “Restricted Vaccine Antigens” means vaccine antigens for the treatment of autoimmune or inflammatory diseases where inflammation is characterized by specific immune responses directed to self antigens.

3. SUPPLY

3.1 Extract Supply.

(a) Prior to the Series A Financing Close, Sutro shall use Commercially Reasonable Efforts to manufacture and supply, at no cost to SutroVax, the Extracts specified in the Research Plan.

(b) For [***] years following the Series A Financing Close (“Initial Supply Period”), Sutro shall use Commercially Reasonable Efforts to manufacture and supply the quantities of Extract(s) set forth in a mutually agreed upon research plan, based on the Series A work plan, at a price equal to Fully Burdened Manufacturing Costs plus [***]. Sutro agrees not to unreasonably withhold its agreement to such a research plan.

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(c) Following SutroVax’s achievement of the diligence milestone 2(a) set forth in Exhibit C, if requested by SutroVax, on an Extract-by-Extract basis, the Parties shall negotiate in good faith reasonable terms and conditions of an agreement for the supply by Sutro to SutroVax of the quantities of the Extract reasonably requested by SutroVax to manufacture the applicable Vaccine Composition(s) (but excluding, for clarity, any provision granting to SutroVax or its Affiliates or Sublicensees any right to obtain or use any Sutro Core Know-How), which terms shall be negotiated in good faith by the Parties, provided that the price for each Extract shall not exceed [***] of the Fully Burdened Manufacturing Cost thereof (each such agreement, an “Extract Supply Agreement”).

(d) In the event Sutro engages one or more Third Parties or establishes a joint venture with one or more Third Parties (each such Third Party or joint venture, a “CMO”), to manufacture one or more Extract(s) for Sutro, its Affiliates or others (each such Extract, an “Available Extract”), Sutro shall promptly notify SutroVax.

(i) In the event one or more of the Extracts used by SutroVax to manufacture Vaccine Compositions under this Agreement are Available Extracts, and SutroVax wishes the CMO to supply such Available Extract(s) to SutroVax, SutroVax shall notify Sutro thereof. At SutroVax’s request, Sutro agrees to authorize such CMO to supply to SutroVax SutroVax’s reasonable requirements of such Available Extract(s) solely to manufacture Vaccine Compositions in accordance with this Agreement, under an agreement to be entered into by SutroVax and CMO, it being understood that Sutro shall not be liable to SutroVax or such CMO for any breach of such agreement by such CMO or SutroVax, respectively. SutroVax shall at Sutro’s request provide to Sutro a copy of such agreement.

(ii) In the event one or more Extract(s) used by SutroVax to manufacture Vaccine Compositions under this Agreement are not Available Extracts, and SutroVax wishes the CMO to supply any such Extract(s) to SutroVax, SutroVax shall notify Sutro thereof. At SutroVax’s request, Sutro agrees to authorize such CMO to supply to SutroVax SutroVax’s reasonable requirements of such Extract(s) solely to manufacture Vaccine Compositions in accordance with this Agreement, under an agreement to be entered into by SutroVax and CMO, it being understood that Sutro shall not be liable to SutroVax or such CMO for any breach of such agreement by such CMO or SutroVax, respectively. SutroVax shall provide to Sutro a copy of such agreement promptly following its execution. Upon receipt of such copy, Sutro shall (a) transfer to such CMO as soon as reasonably practicable the items of Sutro Know-How reasonably necessary for such CMO to manufacture the specific Extract(s) identified in such agreement, and (b) make its personnel that is knowledgeable regarding the Sutro Platform (“Sutro Personnel”) reasonably available to such CMO for scientific and technical explanations and on-site support that may reasonably be requested by such CMO to perform the activities set forth in this Section 3.1(d)(ii), provided however, that SutroVax shall [***].

(e) If Sutro undergoes a Change of Control and there is not in place at least one CMO who has supplied Extract to Sutro or a Third Party and who has adequate capabilities to manufacture and supply SutroVax’s reasonable requirements of Extract(s) to manufacture Vaccine Compositions under this Agreement, and is willing to supply such requirements under reasonable and customary terms consistent with this Agreement (but excluding, for clarity, any provision granting to SutroVax or its Affiliates or Sublicensees any right to obtain or use any Sutro Core Know-How), then at SutroVax’s request, Sutro, shall as soon as reasonably practicable, identify a CMO reasonably acceptable to SutroVax (the approval of such CMO not to be unreasonably withheld, conditioned or delayed by SutroVax). At SutroVax’s request, Sutro agrees to (a) authorize such CMO to supply to SutroVax SutroVax’s reasonable requirements of such Extract(s) and (b) use good faith efforts to assist SutroVax in connection with the negotiation by SutroVax of an agreement between SutroVax and such CMO for the supply by such CMO to SutroVax of SutroVax’s reasonable requirements of Extracts, under reasonable and customary terms and conditions consistent with this Agreement (but excluding, for clarity, any provision granting to

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SutroVax or its Affiliates or Sublicensees any right to obtain or use any Sutro Core Know-How), it being understood that Sutro shall not be liable to SutroVax or such CMO for any breach of such agreement by such CMO or SutroVax, respectively. SutroVax shall provide to Sutro a copy of such agreement promptly following its execution. Upon receipt of such copy, Sutro shall (i) transfer to such CMO as soon as reasonably practicable the items of Sutro Know-How reasonably necessary for such CMO to manufacture the specific Extract(s) identified in such agreement, and (ii) make Sutro Personnel reasonably available to such CMO for scientific and technical explanations and on-site support that may reasonably be requested by such CMO to perform the activities set forth in this Section 3.1(e), provided however, that SutroVax shall [***]. It is understood the CMO selected by Sutro under this Section 3.1 shall be a reputable and established manufacturer [***]. Furthermore, from and after Sutro’s Change of Control, in the event Sutro’s existing CMO engaged or established under Section 3.1 discontinues the supply of Extracts to SutroVax and is unable to resume such supply in a reasonable timeframe (whether due to bankruptcy, Change of Control or otherwise), at SutroVax’s request, Sutro shall, as soon as reasonable practicable, establish another CMO in accordance with the terms and conditions set forth in this Section 3.1(e) (including for clarity SutroVax’s payment obligation set forth above).

3.2 Vaccine Composition Supply.

(a) Prior to the Series A Financing Close, Sutro will use Commercially Reasonable Efforts to manufacture and supply, at no cost to SutroVax, the non-cGMP Vaccine Compositions specified in the Research Plan.

(b) Following the Series A Financing Close, in the event that SutroVax desires Sutro to manufacture and supply cGMP Vaccine Compositions, then SutroVax shall inform Sutro in writing thereof, and if requested by SutroVax, on a Vaccine Composition-by-Vaccine Composition basis, Sutro shall supply to SutroVax the quantities of Vaccine Composition(s) reasonably requested by SutroVax, in each case under a supply agreement for such Vaccine Composition(s) (each, a “Vaccine Composition Supply Agreement”), that shall contain such terms and conditions as are reasonable and customary for arrangements of this type (but excluding, for clarity, any provision granting to SutroVax or its Affiliates or Sublicensees any right to obtain or use any Sutro Core Know-How), which terms shall be negotiated in good faith by the Parties, provided that the price for each Vaccine Composition shall not exceed [***] of the Fully Burdened Manufacturing Cost thereof.

(c) If Sutro engages one or more CMO(s) to manufacture and supply cGMP proteins using the Sutro Platform, Sutro will promptly notify SutroVax. In the event SutroVax wishes the CMO to supply cGMP Vaccine Compositions to SutroVax, SutroVax shall notify Sutro thereof. At SutroVax’s request, Sutro agrees to authorize (and cooperate in good faith to facilitate) such CMO to supply to SutroVax SutroVax’s reasonable requirements of such cGMP Vaccine Compositions under an agreement to be entered into by SutroVax and CMO, it being understood that Sutro shall not be liable to SutroVax or such CMO for any breach of such agreement by such CMO or SutroVax, respectively. SutroVax shall at Sutro’s request provide to Sutro a copy of such agreement. Following the execution of such agreement, Sutro shall (i) upon SutroVax’s written request, transfer to such CMO any item of Sutro Know-How related to Vaccine Compositions (excluding for clarity any Sutro Core Know-How) reasonably necessary for such CMO to manufacture the specific cGMP Vaccine Compositions identified in such agreement for the sole purpose of such CMO manufacturing Vaccine Compositions under the agreement with SutroVax, and (ii) make Sutro Personnel reasonably available to such CMO for scientific and technical explanations and on-site support that may reasonably be requested by such CMO to perform the activities set forth in this Section 3.2(c), provided however, that [***].

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(d) Subject to the terms of the Agreement, following the Series A Financing Close, SutroVax shall be allowed to select and engage a CMO, subject to Sutro’s approval not to be unreasonably withheld, conditioned or delayed by Sutro, to supply to SutroVax SutroVax’s reasonable requirements of cGMP Vaccine Compositions under an agreement to be entered into by SutroVax and CMO, it being understood that Sutro shall not be liable to SutroVax or such CMO for any breach of such agreement by such CMO or SutroVax, respectively. To the extent that, following the execution of such agreement, any item of Sutro Know-How related to Vaccine Compositions (excluding for clarity any Sutro Core Know-How) is reasonably necessary for such CMO to manufacture for SutroVax the specific cGMP Vaccine Compositions identified in the agreement, then Sutro shall transfer such Sutro Know-How to SutroVax and SutroVax shall be responsible for providing such Sutro Know-How to such CMO for the sole purpose of such CMO manufacturing Vaccine Compositions under the agreement with SutroVax, provided however, that SutroVax shall [***]. For clarity, in the event the CMO engaged or established under Section 3.2(d) discontinues the supply of Vaccine Compositions to SutroVax and is unable to resume such supply in a reasonable timeframe (whether due to bankruptcy, Change of Control or otherwise), at SutroVax’s request, Sutro shall, as soon as reasonable practicable, assist SutroVax in establishing another CMO in accordance with the terms and conditions set forth in this Section 3.2(d) (including for clarity SutroVax’s payment obligation set forth above).

(e) Notwithstanding Section 4.2, once a CMO (selected and/or approved by Sutro, as applicable) is established in accordance with this Section 3.2, SutroVax shall have the right to supply to such CMO Extracts obtained by SutroVax in accordance with Section 3.1, in each case solely for use for the purpose of such CMO manufacturing and supplying Vaccine Compositions to SutroVax, its Affiliates and Sublicensees in accordance with this Agreement.

(f) For clarity, and notwithstanding the foregoing, it is understood that Sutro shall be obligated to supply only those Vaccine Compositions, or components of such Vaccine Compositions (such as an adjuvant), that are produced using Extract, and the provisions of this Article 3 shall apply with respect to such components in the same manner as they apply to Vaccine Compositions (mutatis mutandis).

3.3 Additional CMO Terms. For clarity, except as set forth in Section 15.3, in no event shall SutroVax, its Affiliates or Sublicensees have the right to access to any processes, documents, and materials or other Know-How owned or controlled by Sutro that relate to the manufacture or supply of Extracts (including, but not limited to, Know-How regarding the generation and/or use of strains from which Extract is produced) (collectively, “Sutro Core Know-How”), whether directly from Sutro or its Affiliates or through a CMO or otherwise, and SutroVax, its Affiliates and Sublicensees shall not require, request or solicit any CMO to deliver any Sutro Core Know-How to SutroVax, its Affiliates and/or its Sublicensees, and no agreement between any CMO and Sutro, its Affiliates and Subsidiaries shall contain any provision granting to SutroVax or its Affiliates or Sublicensees any right to obtain or use any Sutro Core Know-How. Without limiting the foregoing, in the event any item of Sutro Core Know-How is delivered to SutroVax, its Affiliates and/or its Sublicensees (except as set forth in Section 15.3), SutroVax, its Affiliates and Sublicensees shall immediately return such item to Sutro. Notwithstanding the foregoing, to the extent SutroVax or its Sublicensee is required by a regulatory authority (or applicable law) in the United States, Europe or Japan to confidentially disclose, as part of the applicable regulatory filings with respect to a Vaccine Composition, any Sutro Core Know-How (for clarity, excluding any tangible embodiments of such Sutro Core Know-How other than information and documentation), Sutro shall, upon SutroVax’s written request, confidentially disclose such Sutro Core Know-How as part of the applicable regulatory filings, subject to the payment obligations set forth in Section 5.4 of this Agreement.

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3.4 No Additional Royalties. The Parties acknowledge and agree that the only payments to be made by SutroVax to Sutro, directly or indirectly, in consideration for the rights licensed under Section 4.1(a), with respect to Vaccine Compositions will be the royalties and Net Sublicense Fees specified in Article 6 of this Agreement. Accordingly, Sutro shall not charge additional royalties or other similar payments in consideration for such rights from any CMO engaged or approved by Sutro pursuant to Section 3.1 or 3.2 with respect to the supply of Extracts or Vaccine Compositions (as applicable) which would flow through to SutroVax on Extracts or Vaccine Compositions supplied by such CMO to SutroVax, its Affiliates or Sublicensees (as applicable). For clarity, this Section 3.4 shall not be construed to prevent or restrict Sutro from charging the applicable CMO and/or SutroVax a reasonable transfer price (with respect to supply to SutroVax, subject to the applicable price set forth in Section 3.1) for the supply of Extract following the Series A Financing Close.

4. SUTROVAX RIGHTS

4.1 License Grant.

(a) Subject to the terms of this Agreement, Sutro hereby grants to SutroVax an exclusive, royalty-bearing license, under Sutro Patents and Sutro Know-How, with the right to grant and authorize sublicenses in accordance with Section 4.3 (only with respect to the rights granted under the following sub-clause (i)), solely to (i) research, develop , use, sell, offer for sale, export, import or otherwise exploit Vaccine Compositions, and (ii) to manufacture, itself or through any CMO established or approved by Sutro pursuant to Section 3.2, both cGMP grade and non-cGMP grade Vaccine Compositions from Extracts obtained from Sutro or any CMO established or approved by Sutro as described in Section 3.1, in each case in the Territory during the Term in accordance with the terms of the Agreement. For clarity, to the extent a CMO established in accordance with Section 3.2 above utilizes Sutro Patents or Sutro Know-how solely to supply Vaccine Composition to SutroVax in accordance with Section 3.2, such arrangement shall not be deemed a sublicense by SutroVax. In addition, it is understood and agreed that:

(A) If components of a Vaccine Composition (such as an adjuvant) can be used for purposes other than a Vaccine Composition, the exclusive license under this Section 4.1 shall not be deemed to restrict Sutro from using, licensing or otherwise exploiting such components for such other purposes (i.e., purposes other than to induce an immune response specific to a Vaccine Antigen to treat or prevent the disease against which such Vaccine Antigen is directed by means of such specific immune response); and

(B) If a Vaccine Composition or component thereof can be used for purposes other than those permitted under Section 1.32, such use shall not be deemed licensed under this Section 4.1, but a third party’s use or administration of a composition for such an unpermitted use shall not cause such composition to cease being a Vaccine Composition, provided that SutroVax uses diligent efforts to prevent such unpermitted use.

(b) For clarity, SutroVax [***], and shall use the Extracts supplied to it by Sutro or a CMO authorized by Sutro solely to express Vaccine Compositions in the Territory solely for use in conjunction with the exercise, and within the scope, of the license granted in Section 4.1(a).

(c) Subject to the terms of the Agreement and except as otherwise set forth hereunder, Sutro shall not, during the Term, provide Extract or Vaccine Compositions to any Third Party for uses that would be within the scope of the license granted in Section 4.1(a) or use or otherwise exploit Extract or Vaccine Compositions for uses that would be within the scope of the license granted in Section 4.1(a), provided that, for clarity, (A) Sutro retains the right (i) to produce Extracts, to supply Extracts to SutroVax and Third Parties, and to authorize CMOs to produce Extracts, in each case for purposes of manufacturing Vaccine Compositions for SutroVax and its designees; and (ii) to perform Sutro’s obligations under Article 3, and (B) as between the Parties, Sutro retains all rights to produce, use and exploit Extracts outside the Vaccine Field.

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(d) Notwithstanding the foregoing, in the event any Sutro Know-How or Sutro Patents are first in-licensed or first acquired following the Effective Date from a Third Party on a royalty-, fee- or other similar basis, then, to the extent Sutro has the right to grant a license to such Sutro Know-How or Sutro patents under Section 4.1(a), the inclusion of such Sutro Know-How and Sutro Patents in such license shall be conditioned upon the Parties’ mutual written agreement for SutroVax to reimburse Sutro for any amount payable by Sutro to such Third Party as a result of SutroVax’s exercise of its license to such Sutro Know-How and Sutro Patents under this Agreement.

(e) Notwithstanding anything to the contrary, this Agreement, including the licenses granted under this Section 4.1 shall be subject to, and limited by, the terms of the [***] In-License, and SutroVax agrees to comply with the terms set forth in Exhibit E.

4.2 No Other Uses. SutroVax covenants not to use the Extract except for use in conjunction with the exercise, and within the scope, of the license granted in Section 4.1(a). Without limiting the foregoing, SutroVax shall not (a) [***], sell, transfer, lease, exchange or otherwise dispose of or provide Extract to any Third Party, (b) engineer or reverse-engineer any E. coli strain for the purpose of producing extract in connection with cell-free protein synthesis, (c) knowingly use Extract to produce cancer vaccines or any other proteins except for Vaccine Compositions, and (d) use Extract in human subjects, in clinical trials, or for diagnostic purposes involving human subjects. In addition, SutroVax will store and use the Extract and Vaccine Compositions supplied to it hereunder in compliance with all applicable laws, regulations, and guidelines, including without limitation those governing handling and disposal of hazardous materials. In the event of breach of this Section 4.2 by SutroVax, its Affiliates or Sublicensees, notwithstanding Section 8.2, Sutro may immediately terminate this Agreement upon notice to SutroVax.

4.3 Further Development. Subject to the terms of this Agreement, SutroVax may grant and authorize sublicenses to Affiliates and Third Parties under the licenses granted to it under Section 4.1(a)(i), to further develop, offer to sell, import, export and otherwise exploit Vaccine Compositions discovered or generated at least in part by SutroVax or its Affiliate under the terms of this Agreement (or derivatives thereof with a substantially similar biological function), provided that (a) in no event shall any such Affiliate or Third Party be granted the right to independently develop additional Vaccine Compositions that were not discovered or developed at least in part by SutroVax or its Affiliate (or that are not derivatives thereof with a substantially similar biological function), and (b) each such Affiliate or Third Party shall enter into a written agreement (each, a “Sublicense Agreement”) the terms of which are consistent with the terms of this Agreement. For clarity, in no event shall SutroVax grant or authorize sublicenses to Third Parties to use the Extracts to independently discover or generate Vaccine Compositions. SutroVax shall remain responsible for its obligations under this Agreement, and shall ensure that each such agreement contains terms and conditions requiring the applicable Affiliate or Third Party to comply with the terms and conditions under Sections 12.1(a) (and the corresponding provisions of Section 12.3) and 12.4, in each case to the extent applicable to activities of the Sublicensee. SutroVax shall deliver to Sutro a true, correct, and complete copy of any Sublicense Agreement no later than [***] days after the execution of such agreement, provided that any Sublicense Agreement shall be deemed Discloser’s Information of SutroVax under Article 10 below.

4.4 Technology Transfer. Upon request by SutroVax, Sutro shall provide SutroVax with (i) copies of, or access to, the then-existing Sutro Know-How that is reasonably necessary to enable SutroVax to exercise the rights granted to it in Section 4.1(a) and listed in Exhibit F (excluding for clarity any Sutro Core Know-How), (ii) reasonable on-site training at Sutro’s premises to enable SutroVax to implement such Sutro Know-How, and (iii) reasonable access, during ordinary business hours, to Sutro’s personnel knowledgeable of the Sutro Platform for technical advice with respect to the implementation of such Sutro Know-How, whether by teleconference or in-person meeting. After the initial transfer under (i) above, upon request no more than [***], Sutro shall provide to SutroVax copies of, or access to, any

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Sutro Know-How developed or acquired following the initial transfer and falling in the categories set forth in Exhibit F, in each case as reasonably necessary to enable SutroVax to exercise the rights granted to it in Section 4.1(a) and was not previously provided to SutroVax under this Section 4.4 (excluding for clarity any Sutro Core Know-How). Sutro shall perform the activities set forth in this Section 4.4 at no cost to SutroVax, provided, however, that following the Series A Financing Close, the performance of the activities set forth in the foregoing sub-clauses (ii) and (iii) shall be subject to the payment to Sutro of all documented time spent by Sutro’s personnel to perform such transfer (on an FTE basis) and out-of-pocket costs incurred by Sutro in connection with performing such activities, in accordance with a budget reasonably approved in advance by SutroVax.

4.5 Grant-Back. Subject to the terms and conditions of this Agreement, SutroVax hereby grants to Sutro and its Affiliates, and shall cause its Sublicensees to grant to Sutro and its Affiliates, an exclusive (including as to SutroVax, its Affiliates and Sublicensees), perpetual, royalty-free, worldwide license, with the right to sublicense through multiple tiers, to exploit any SutroVax Platform Improvements in any field other than the Vaccine Field (except as may be necessary for Sutro to fulfill its obligations under this Agreement or any manufacturing or supply agreement entered into hereunder).

5. REGULATORY ACTIVITIES

5.1 As between the Parties, SutroVax shall be solely responsible for preparing and filing of any and all regulatory submissions for Vaccine Compositions in the Territory and shall own all related regulatory materials, provided, however , that Sutro shall have the authority to approve, and have final responsibility for, the CMC portions of such submissions and materials to the extent relating to the manufacturing of Extracts.

5.2 SutroVax shall keep Sutro informed of pre-clinical, clinical and regulatory developments relating to Vaccine Compositions in the Territory through regular reports to Sutro as set forth in Section 7.3, and SutroVax shall promptly notify Sutro of any Regulatory Approval received for each Vaccine Composition in the Territory. SutroVax shall provide Sutro for review and comment the relevant CMC portions and portions concerning product safety of draft material regulatory filings with respect to Vaccine Compositions at least [***] days in advance of their intended date of submission to a regulatory authority in the Territory and shall consider in good faith any comments thereto provided by Sutro. SutroVax shall promptly notify Sutro with copies of any such CMC portions and portions concerning product safety of material regulatory submissions or communications submitted to or received from any regulatory authority in the Territory and shall provide Sutro with copies thereof within [***] days after submission or receipt. SutroVax shall provide Sutro with reasonable advance notice of all meetings, conferences, and discussions scheduled with any regulatory authority in the Territory in each case to the extent concerning relevant CMC information, adverse events or other safety information with respect to a Vaccine Composition, and shall consider in good faith any input from Sutro in preparing for such meetings, conferences or discussion. To the extent permitted by applicable laws, Sutro shall have the right to participate, in any such meetings, conferences or discussions to the extent the same concern CMC information, CMC activities, adverse events or other safety information with respect to any Vaccine Composition. For clarity, and notwithstanding any of the foregoing, SutroVax’s obligations under this Section 5.2, including with respect to any regulatory developments, Regulatory Approvals, regulatory filings, submissions, communications, meetings, conferences, and discussions, and safety information , shall in each case (i) apply only to the extent they are directed to CMC information or CMC activities, adverse events or other safety information that are pertinent to use of the Sutro Platform within the Vaccine Field and (ii) to the extent that SutroVax has the right to comply under its agreements with Third Parties; provided that in any case SutroVax shall use Commercially Reasonable Efforts to keep Sutro reasonably informed regarding progress of the Vaccine Compositions.

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5.3 SutroVax shall (i) promptly provide Sutro any and all relevant CMC data and evaluations, adverse event reports and other safety information controlled by SutroVax that are generated from development and testing (including without limitation human clinical trials) performed or sponsored by any of SutroVax, its Affiliates, or Sublicensees with respect to any Vaccine Composition, all to the extent the same contain CMC information, adverse event or other safety information pertinent to use of the Sutro Platform outside the Vaccine Field, and (ii) grant Sutro, its Affiliates and Third Party licensees to whom Sutro has granted rights to the Sutro Platform, the right to reference any regulatory filings and Regulatory Approvals controlled by SutroVax that are filed by SutroVax, its Affiliates or Sublicensees with respect to any Vaccine Compositions, to the extent reasonably necessary or useful for obtaining Regulatory Approvals for products produced using the Sutro Platform outside the Vaccine Field (in each case of (i) and (ii), to the extent SutroVax has the right to grant such rights to Sutro). Similarly, upon SutroVax’s request, Sutro agrees to grant SutroVax, its Affiliates and Sublicensees the right to reference any regulatory filings and Regulatory Approvals controlled by Sutro that are filed by Sutro, its Affiliates or Third Party licensees with respect to any products produced using the Sutro Platform, to the extent reasonably necessary or useful for obtaining Regulatory Approvals for Vaccine Compositions (in each case, to the extent Sutro has the right to grant such rights to SutroVax).

5.4 As requested by SutroVax from time to time, Sutro shall reasonably cooperate with and provide assistance to SutroVax in connection with the preparation, submission and maintenance of regulatory applications and other filings to regulatory authorities regarding any Vaccine Composition, to the extent they require information controlled by Sutro or its contractors, provided, however, that following the Series A Financing Close, the performance of the foregoing activities shall be subject to the payment to Sutro of all documented time spent by Sutro’s personnel to perform such assistance and/or out-of-pocket costs for performing such activities. Accordingly, Sutro shall promptly provide SutroVax upon SutroVax’s written request with all available information controlled by Sutro or its Affiliates as reasonably necessary for SutroVax to apply for, obtain, and maintain such regulatory applications and filings in any country regarding any Vaccine Composition. To the extent that Sutro may reasonably satisfy such requirements by submitting and maintaining one or more Drug Master Files or other similar regulatory filings with the FDA and other regulatory authorities for the Extracts or Vaccine Compositions, Sutro may satisfy its obligation under this Section 5.4 by doing so and providing SutroVax, its Affiliates and Sublicensees appropriate rights to reference such Drug Master Files or such other confidential regulatory materials, and Sutro further agrees to make such filings and provide such rights of reference if requested by SutroVax (it being understood that SutroVax, its Affiliates and Sublicensees shall not have access to the information contained of such Drug Master Files or other confidential regulatory materials). Further, Sutro agrees, at SutroVax’s request and expense, to execute, acknowledge and deliver such further instruments, and take such other actions, all as promptly as possible, which may reasonably be necessary or appropriate to assist in the filing for, preparation, submission and maintenance of such regulatory applications, filings and communications, to the extent Sutro has the right to do so. Without limiting the foregoing, Sutro shall keep SutroVax reasonably informed on regulatory matters affecting or implicating the Sutro Platform generally to the extent such matters would be reasonably expected to have a material impact on Vaccine Compositions. For clarity, and notwithstanding any of the foregoing, Sutro’s obligations under this Section 5.4, shall (i) apply only to the extent the regulatory information is directed to CMC information or CMC activities, adverse events or other safety information that are pertinent to use of the Sutro Platform within the Vaccine Field or (subject to the last sentence of Section 5.4) is otherwise reasonably necessary for the preparation, submission and maintenance of regulatory applications and other filings to regulatory authorities in the United States, Europe or Japan regarding any Vaccine Composition, and (ii) to the extent that Sutro has the right to comply under its agreements with Third Parties.

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5.5 Sutro shall permit applicable regulatory authorities to conduct inspections of its manufacturing facilities, inspect and make copies of any relevant records (or copies thereof, as applicable) as they may request and shall cooperate with such regulatory agencies with respect to the inspections and any related matters, in each case which is related to any Vaccine Composition or the manufacture thereof. Sutro shall give SutroVax prior notice, to the extent practicable, of any inspections of its facilities relevant to use of the Sutro Platform for Vaccine Compositions, and keep SutroVax informed about the results and conclusions of each such regulatory inspection, including actions taken to remedy conditions cited in the inspections. Sutro will promptly provide SutroVax with copies of any written inspection reports issued by the applicable regulatory authority and all correspondence between Sutro and regulatory authorities, in each case to the extent the same relate to the production of Extract for Vaccine Compositions or production of Vaccine Compositions supplied hereunder and similarly, Sutro agrees to promptly notify and provide SutroVax copies of any request, directive or other communication of regulatory authority relating to Extracts related to Vaccine Compositions or Vaccine Compositions supplied hereunder, and to cooperate with SutroVax in responding to such requests, directives and communications, it being understood that any materials provided to SutroVax under this Section 5.5 shall be deemed Discloser’s Information of Sutro under Section 10.1; each as further described in the applicable Extract Supply Agreement or Vaccine Composition Supply Agreement, as applicable.

5.6 Sutro further agrees to reasonably cooperate with SutroVax to allow SutroVax’s potential Sublicensees or partners to conduct reasonable due diligence with respect to the supply of Extracts or Vaccine Compositions prior to execution of a Sublicense agreement (but excluding for clarity any audit of Sutro’s processes, documentation and personnel). The applicable Extract Supply Agreement or Vaccine Composition Supply Agreement for the particular Vaccine Composition(s) licensed to such Sublicensee will include reasonable and customary provisions for Sublicensees, after execution of a Sublicense agreement, to perform quality assurance reviews relevant to the production of Vaccine Compositions; provided that such provisions will limit the Sublicensee’s access to confidential information of Sutro pertaining to methods, parameters, processes and the like used to produce Extract. Sutro shall use Commercially Reasonable Efforts to obtain from its contractors commitments similar to those contemplated in this Section 5.6.

6. FINANCIAL TERMS

6.1 SutroVax shall pay to Sutro the following royalties during the applicable Royalty Term:

(a) four percent (4%) of aggregate Net Sales of Vaccine Compositions for human health use;

(b) two percent (2%) of aggregate Net Sales of Vaccine Compositions for animal health use.

6.2 Royalties shall be due under Section 6.1, on a Vaccine Composition-by-Vaccine Composition basis, until the end of the Royalty Term for such Vaccine Composition, provided that the amounts set forth in Section 6.1 shall be reduced, on a country-by-country and Vaccine Composition by-Vaccine Composition basis, by [***], during any portion of the Royalty Term in which (a) there is not at least one Valid Claim of Sutro Patents covering the manufacture, use, sale, offer for sale or importation of the applicable Vaccine Composition in the country of sale, and (b) extract for cell-free protein synthesis that has been qualified for production of proteins by the applicable regulatory authority is commercially available from at least one supplier other than Sutro, its Affiliates or Third Parties licensed or engaged by Sutro.

6.3 In the event that a Vaccine Composition is being sold by a Sublicensee and SutroVax is receiving royalties from such Sublicensee on Net Sales by such Sublicensee at a royalty rate that is [***], to the extent the Sublicensee has the right to reduce its royalty payment to SutroVax with respect to such Net Sales in connection with the launch of one or more biosimilar, biocomparable, biogeneric, bioequivalent or the like with respect to any Vaccine Composition under the applicable Sublicense

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Agreement, SutroVax’s royalty obligation to Sutro with respect to Net Sales of the applicable Vaccine Composition by such Sublicensee shall be [***] (by way of example, if a Sublicensee has the right to reduce royalty payment to SutroVax by [***], SutroVax shall have the right to reduce royalty payment to Sutro based on Net Sales of the applicable Vaccine Composition by such Sublicensee by [***]), provided that in no event shall the applicable royalty rate for Net Sales of such Vaccine Composition be reduced pursuant to this Section 6.3 by more than [***] from the applicable rate set forth in Section 6.1 above.

6.4 If SutroVax, its Affiliate or Sublicensee determines to license any Patent or other intellectual property rights owned by a Third Party in order to make, use, or sell any product incorporating Vaccine Composition, SutroVax will have the right, upon obtaining such a license from such Third Party, to credit [***] of any [***] made to such Third Party with respect to such product against up to [***] of the royalties otherwise payable to Sutro with respect to the same product under Section 6.1.

6.5 Notwithstanding anything to the contrary, to the extent that Sutro owes royalties under the [***] In-License on sales of Vaccine Compositions by SutroVax, its Affiliates and/or Sublicensees greater than the royalties that would be payable to Sutro under Sections 6.1-6.4 (or owes royalties on sales for which no royalties would be payable to Sutro under Sections 6.1-6.4), then SutroVax shall pay to Sutro any such royalties due under the [***] In-License upon Sutro’s written request, provided that the amount of royalties payable under this Section 6.5 shall not exceed the amount of royalties Sutro would owe to [***] under the [***] In-License on sales of Vaccine Compositions by SutroVax as of the Effective Date.

6.6 In addition to the royalties payable under Section 6.1, subject to Section 15.2(e) below, SutroVax shall pay to Sutro a percentage of any and all Net Sublicense Fees obtained by SutroVax, as described in the following table:

Timing of Sublicense Agreement Execution	Percentage of Net Sublicense Fees
[***]	[***]
[***]	[***]

If SutroVax, its Affiliate or Sublicensee grants a Third Party an option or contingent right to enter into a Sublicense Agreement, and the exercise of such right or option results in such Sublicense Agreement, the time when such initial grant of such option or other contingent right was made shall be deemed to be the time when such agreement was entered for purposes of this Section 6.5. For the avoidance of doubt, SutroVax shall not be obligated to pay to Sutro any Net Sublicense Fees received under a Sublicense Agreement executed [***].

6.7 All amounts payable pursuant to Sections 6.1 and 6.6 of this Agreement shall be due quarterly (i) within [***] days following the end of each Calendar Quarter in respect of Net Sales by SutroVax or its Affiliate, or within [***] days following SutroVax’s receipt of royalty payments from its Sublicensee with respect to Net Sales by such Sublicensee, and (ii) within [***] days after the end of each Calendar Quarter in respect of Net Sublicense Fees, received in such quarter. Each such payment shall be accompanied by a statement of Net Sales and Net Sublicense Fees for the applicable Calendar Quarter and the calculation of amounts payable hereunder, itemized on a Vaccine Composition-by-Vaccine Composition basis.

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6.8 SutroVax shall, during the Term and for [***] years thereafter, keep complete, true and accurate records for the purpose of showing the derivation of all amounts payable to Sutro under this Agreement. Sutro shall have the right to access, inspect, copy, and audit such records at any time within [***] years following the end of the Calendar Quarter for which such payment was due. The cost of any such inspection or audit shall be paid by Sutro; provided, however, if such audit uncovers an underpayment by SutroVax that exceeds [***] of the total amounts owed for the audited period, then SutroVax shall pay the reasonable out-of-pocket costs of such inspection or audit. SutroVax shall have reciprocal rights as provided in this Section 6.8 (including the allocation of costs) to audit Sutro with respect to amounts due to Sutro under Article 3 above.

6.9 All payments by SutroVax to Sutro hereunder shall be made in United States dollars in immediately available funds by wire transfer from a bank account located in the United States to such bank account in the United States as may be designated in writing by Sutro from time to time. Any late payments due hereunder shall bear interest at the rate of prime rate plus [***], as reported in The Wall Street Journal (U.S. Internet Edition at www.wsj.com), on the due date (or, if the due date is not a business day, on the last business day prior to such due date), or the maximum allowable by law if less.

7. DILIGENCE

7.1 General. SutroVax shall, on a continuing basis throughout the Term, exert Commercially Reasonable Efforts to develop, obtain Regulatory Approvals for, and commercialize in the Territory, or to engage one or more Sublicensees to do so with respect to, Vaccine Compositions supplied or licensed to SutroVax hereunder.

7.2 Diligence Milestones. Without limiting Section 7.1, SutroVax shall meet the diligence milestones set forth in Exhibit C, directly or through one or more Affiliates or Sublicensees (except that the financial diligence milestone shall be achieved by SutroVax). In the event SutroVax fails to meet any diligence milestones within the applicable timelines set forth in Exhibit C despite using its Commercially Reasonable Efforts to do so, due to delays which are out of the reasonable control of SutroVax (e.g., changes to the regulatory pathways or other regulatory delays), Sutro agrees to [***]. The Parties agree that prior to the Amendment Effective Date SutroVax met the diligence milestones set forth in clauses 1, 2(a) and 2(b) of Exhibit C.

7.3 Reporting. SutroVax will provide Sutro with (a) semi-annual reports summarizing in reasonable detail the development and regulatory activities by SutroVax , its Affiliates and/or Sublicensees with respect to Vaccine Compositions, and (b) annual commercialization reports summarizing in reasonable detail the commercialization activities with respect to Vaccine Compositions by SutroVax, its Affiliates and/or Sublicensees. Upon Sutro’s request, SutroVax will also provide a copy of the then-applicable development and/or commercialization plan, and any other information reasonably requested by Sutro with respect to the development and/or commercialization of Vaccine Compositions under this Agreement.

8. TERM AND TERMINATION

8.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue until terminated as provided herein (the “Term”).

8.2 Mutual Termination for Breach. If either Party materially breaches any of the material terms, conditions or agreements contained in this Agreement to be kept, observed or performed by it, the other Party may terminate this Agreement, at its option and without prejudice to any of its other legal or equitable rights or remedies, by giving the Party who committed the breach sixty (60) days’ prior written notice, unless the notified Party shall have cured the breach within such 60-day period, subject to Section 14.5.

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8.3 SutroVax Termination Rights.

(a) SutroVax may at its option terminate this Agreement upon at least sixty (60) days’ prior written notice to Sutro.

(b) [Intentionally left blank]

8.4 Sutro Termination Rights.

(a) Sutro may terminate this Agreement if SutroVax or (subject to Section 15.2(d)) any of its Affiliates (directly or indirectly, individually or in association with any other person or entity) brings an action or asserts a claim in any forum or administrative body that challenges the validity or enforceability of any claim of a Sutro Patent, immediately upon written notice. In addition, Sutro may terminate this Agreement if a Sublicensee brings such an action or asserts such a claim, if such action or claim pertains to a Vaccine Composition (or expression thereof) within the scope of the Sublicense granted to such Sublicensee, unless the Sublicensee withdraws such action or claim, or SutroVax terminates the applicable sublicense agreement with such Sublicensee, in each case within [***] days after written request by SutroVax to do so. Notwithstanding the foregoing, subject for clarity to the [***] In-License, in the event that Sutro or any of its Affiliates or Sublicensees first initiates or participates in a legal proceeding against SutroVax or any of its Affiliates or Sublicensees in which a Sutro Patent is asserted against SutroVax or any of its Affiliates or Sublicensees, then SutroVax or its Affiliates or Sublicensees shall have the right to participate in such action, including by challenging such Sutro Patent, and no such challenge shall give Sutro a termination right under this Section 8.4(a).

(b) Sutro may terminate this Agreement immediately upon notice in the event SutroVax fails to meet any of the diligence milestones set forth in Exhibit C, subject to any extensions thereof granted by Sutro under Section 7.2 or Section 8.5, as applicable, unless (limited to diligence milestones other than the Financial Diligence Milestone) SutroVax cures such failure within [***] days after written notice from Sutro.

(c) Sutro may terminate this Agreement immediately upon notice in the event SutroVax undergoes a Change of Control pursuant to which a Sutro Competitor will (i) own a majority of SutroVax’s voting securities, (ii) merge into or consolidate with SutroVax, or (iii) purchase all or substantially all of SutroVax’s assets.

8.5 [Intentionally left blank].

8.6 Survival. Termination of this Agreement for any reason shall not relieve either Party of any obligation accruing on or prior to such termination, or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have under this Agreement, or at law or in equity, which accrued or are based upon any event occurring prior to such termination. In addition:

(a) The provisions of Articles 1, 6 (with respect to payments accrued prior to the effective date of termination), 8, 10, 12, 13, 14 and 15 shall survive termination of this Agreement for any reason; and

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(b) Sublicenses granted by SutroVax under Section 4.1(a) shall survive termination of this Agreement for any reason, provided that the particular Sublicensee promptly agrees in writing to be bound by the terms and conditions of this Agreement, to the extent applicable to the scope of its sublicense and to the activities of the particular Sublicensee. In such case, the Sublicensee shall be deemed the direct Party to this Agreement with respect to such terms (to such extent), and SutroVax and the Sublicensee shall promptly prepare and execute a direct license agreement between them setting forth such terms. For clarity, notwithstanding the foregoing, the Sublicensee shall have no greater rights under this Agreement (or the agreement to be put in place between Sutro and the Sublicensee) than the Sublicensee had under its sublicense agreement with SutroVax (and without limiting the foregoing, the Sublicensee’s rights shall be limited to the Vaccine Composition(s) covered by the sublicense agreement with SutroVax at the time of termination of this Agreement, subject to Section 4.3), and Sutro shall have no greater obligations to such Sublicensee than it would otherwise have under this Agreement. Accordingly, the Sublicensee shall have no right to obtain Extract from Sutro or a CMO hereunder, and Sutro shall have no obligation to the Sublicensee (or any other person) under Section 3.1 above; similarly, the provisions of Section 8.4(a) shall be applicable to the Sublicensee only as applicable to a Sublicensee under the second sentence thereof. In addition, and notwithstanding the foregoing, Sutro shall have no obligation to the Sublicensee (or any other person) under Section 3.2, provided, however, that Sutro shall negotiate in good faith with the Sublicensee the terms of a supply arrangement for Vaccine Compositions following termination of this Agreement, upon the Sublicensee’s written request.

9. PATENT PROSECUTION AND ENFORCEMENT

9.1 Patent Prosecution. For clarity, the Parties acknowledge and agree that this Section 9.1(a) shall be subject to the terms of the [***] In-License with respect to Sutro Patents in-licensed thereunder.

(a) Sutro Patents. Subject to Sections 9.1(a)(i) and (ii) below, Sutro shall be solely responsible for the Prosecution and Maintenance (as defined below) of the Sutro Patents at its own expense.

(i) Notwithstanding Section 9.1(a) above, Sutro agrees to cooperate reasonably with SutroVax to seek and obtain Patents within the Sutro Patents, subject to SutroVax providing all data in possession of SutroVax and its Affiliates reasonably necessary for such purpose: (1) that claim and contain disclosure supporting claims directed only to Vaccine Compositions generally, and to particular Vaccine Compositions specifically, their manufacture, and other subject matter within the Vaccine Field; (2) that do not contain claims, and will not be amended to contain claims, directed to any subject matter other than as described in (1) above; and (3) that have coverage and scope reasonable and customary for Patents of that type (“Vaccine Composition-Specific Patents”). Sutro shall have the [***] to Prosecute and Maintain the Vaccine Composition-Specific Patents, and SutroVax shall [***], provided that such [***]. Sutro will use Commercially Reasonable Efforts to [***]. SutroVax may elect to [***], by giving Sutro [***] days prior written notice, in which case (A) [***]; and (B) [***].

(ii) Sutro agrees to keep SutroVax informed and updated, and the Parties shall cooperate reasonably with regard to the Prosecution and Maintenance of the Vaccine Composition-Specific Patents and, to the extent they would cover a Vaccine Composition, its use or manufacture, other Sutro Patents. Without limiting the foregoing, before making any material filing or material response to the applicable patent office with respect to any Vaccine Composition-Specific Patent or, to the extent it would cover a Vaccine Composition, its use or manufacture, other Sutro Patents, Sutro will provide SutroVax with the reasonable opportunity to comment on the proposed filing or response. Sutro shall (1) [***] and (2) [***].

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(iii) SutroVax may exclude from the definition of Sutro Patents any particular patent application that would otherwise be within the Sutro Patents and is filed after the Amendment Effective Date (globally or in a particular country) upon written notice to Sutro, in which case such patent application shall cease to be a Sutro Patent for all purposes of this Agreement, and SutroVax shall have no further rights or obligations under this Agreement. For clarity, as of the receipt of such notice by Sutro (i) the patent application(s) identified in such notice shall no longer be included in the license granted in Section 4.1(a), and (ii) in no event shall a claim of such patent application(s) be deemed a Valid Claim.

(b) Joint Vaccine Composition Patents. As between the Parties, notwithstanding Section 9.1(a) above, SutroVax shall have the [***] to control the Prosecution and Maintenance of Patents claiming any inventions made jointly by the Parties in connection with the performance of the Research Plan or the production of Vaccine Compositions contemplated hereunder that pertain to Vaccine Compositions generally, or particular Vaccine Compositions specifically, their manufacture, or other subject matter within the Vaccine Field (such Patents collectively referred to as “Joint Vaccine Composition Patents”), provided that SutroVax (i) shall [***], and, [***], (ii) shall [***], and (iii) in the event Sutro wishes to[***], SutroVax shall [***]. For the avoidance of doubt, Sutro’s joint interest in the Joint Vaccine Composition Patents shall be included in the Sutro Patents and shall be within the exclusive licenses granted to SutroVax for the Vaccine Field under Section 4.1(a).

(c) SutroVax Platform Improvement Patents. SutroVax shall have the right to control the Prosecution and Maintenance of the SutroVax Platform Improvement Patents at its expense, provided that SutroVax shall [***], and, [***]. SutroVax may elect, at its sole discretion, to discontinue prosecution of any SutroVax Platform Improvement Patent, and/or not to file any patent applications that would otherwise be covered by a SutroVax Platform Improvement Patent, provided, in each case, that it provide timely notice of such decision to Sutro such that Sutro has the opportunity to continue at its cost the prosecution and maintenance of the applicable SutroVax Platform Improvement Patent, with SutroVax’ consent (not to be withheld unreasonably).

(d) For clarity, it is understood and agreed that, as between the Parties, inventions (and Patent rights therein) shall be owned by the inventor(s) thereof. Accordingly, as between the Parties, Sutro shall own all inventions solely made by Sutro’s employees and contractors, and SutroVax shall own all inventions solely made by SutroVax’s employees and contractors, without exception, and nothing in this Agreement shall be deemed to assign ownership thereof to the other Party.

(e) As used herein, “Prosecution and Maintenance” means, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to the particular Patent; and “Prosecute and Maintain” shall have the correlative meaning.

9.2 Patent Enforcement. For clarity, the Parties acknowledge and agree that this Section 9.2(a) shall be subject to the terms of the [***] In-License with respect to Sutro Patents in-licensed thereunder.

(a) Sutro Patents.

(i) Notice. If either Party reasonably believes that any Sutro Patent is being infringed by a Third Party with respect to activities within the Vaccine Field or is subject to a declaratory judgment action arising from such activities (a “Vaccine Field Infringement”), such Party shall promptly notify the other Party and the Parties shall discuss in good faith how best to respond.

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(ii) Vaccine Composition-Specific Patents and Joint Vaccine Composition Patents. As between the Parties, SutroVax shall have the first right but not the obligation, itself or through a designee, to enforce any Vaccine Composition-Specific Patent and any Joint Vaccine Composition Patent, including (1) initiating or prosecuting an infringement or other appropriate suit or action against such Third Party; and (2) defending any declaratory judgment action with respect thereto (the type of action described in each of (1) and (2), an “Enforcement Action”).

(iii) Other Sutro Patents. As between the Parties, Sutro shall have the sole right to initiate and control any Enforcement Action for Sutro Patents, other than the Vaccine Composition-Specific Patents and any Joint Vaccine Composition Patents, with respect to any Vaccine Field Infringement.

(iv) Secondary Enforcement. Reasonably in advance of undertaking any Enforcement Action under Section 9.2(a)(ii), the Party with the first right to undertake such Enforcement Action (the “Lead Enforcement Party”) will notify the other Party of its intent to take such action. In the event a Party does not initiate an Enforcement Action with respect to a particular Patent for which it is the Lead Enforcement Party within [***] days of a request from the other Party to do so, such other Party shall have the right but not the obligation, itself or through a designee, to initiate and control such Enforcement Action at its discretion and expense.

(v) Recoveries. Any amounts recovered by SutroVax or Sutro with respect to an Enforcement Action under this Section 9.2(a) will be used first to reimburse the reasonable costs and expenses, including attorneys’ fees, incurred in bringing and maintaining the applicable Enforcement Action, then to satisfy any Third Party obligations with respect to such recovery, and any remainder by SutroVax or Sutro shall be allocated between the Parties as follows: (a) if SutroVax is the enforcing Party: fifteen percent (15%) shall be paid to Sutro, and the remainder shall be retained by SutroVax; (b) if Sutro is the enforcing Party: thirty percent (30%) shall be retained by Sutro, and seventy percent (70%) shall be paid to SutroVax; provided that if another patent controlled by SutroVax or its licensee is also being enforced with respect to the same infringing party or product, then the portion retained by Sutro under (b) shall be twenty-two-and-one-half percent (22.5%) (and 77.5% shall be paid to SutroVax).

(b) SutroVax Improvement Patents. If either Party reasonably believes that any SutroVax Improvement Patent is being infringed by a Third Party or is subject to a declaratory judgment action, such Party shall promptly notify the other Party. As between the Parties:

(i) Sutro shall be solely responsible for the enforcement of the SutroVax Platform Improvement Patents outside the Vaccine Field, at its discretion and expense, and shall be entitled to retain all resulting recoveries.

(ii) SutroVax shall be solely responsible for the enforcement of the SutroVax Platform Improvement Patents in the Vaccine Field, at its discretion and expense, and shall be entitled to retain all resulting recoveries.

(c) Cooperation. If a Party brings an Enforcement Action in accordance with this Section 9.2, the other Party shall reasonably cooperate, including, if required to bring such action, joining as a named party. The Parties shall keep one another informed of the status of their respective activities regarding any Enforcement Action pursuant to this Section 9.2 or settlement thereof, and the Parties shall assist one another and cooperate in any such action at the other’s reasonable request. Neither Party shall have the right to settle any Enforcement Action under this Section 9.2 in a manner that admits the invalidity or unenforceability of the other Party’s Patents, a Vaccine Composition-Specific Patent or a Joint Vaccine Composition Patent, without the prior written consent of the other Party, which shall not be unreasonably withheld.

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9.3 Patent Term Extensions. Notwithstanding Section 9.1 above, but subject to the terms of the [***] In-License with respect to Sutro Patents in-licensed thereunder, SutroVax shall have the exclusive right, itself or through a designee, to seek patent term extensions and similar supplemental protections (“Patent Term Extensions”) as may be available with respect to Vaccine Composition-Specific Patents, Joint Vaccine Composition Patents and products incorporating Vaccine Proteins; provided that SutroVax shall not have the right to seek or obtain any Patent Term Extensions with respect to any Sutro Patents, other than the Vaccine Composition-Specific Patents and any Joint Vaccine Composition Patents, without Sutro’s consent.

9.4 SutroVax Name.

(a) License Grant. Subject to the terms and conditions of this Agreement, Sutro hereby grants to SutroVax an exclusive license to use the SUTROVAX trademark (“Mark”) in connection with the research, development, creation and commercialization of Vaccine Compositions in accordance with the Agreement, with the right to grant and authorize sublicenses in accordance with Section 4.3 in the Territory during the Term of this Agreement.

(b) Acknowledgement of Ownership. SutroVax acknowledges Sutro’s rights in and to the Mark and the SUTRO BIOPHARMA mark and that use of the Mark by SutroVax inures to the benefit of Sutro. Sutro shall file a trademark application for the Mark with the United States Trademark Office and other jurisdictions worldwide as necessary to protect its rights in the Mark, in each case at SutroVax’s cost. SutroVax shall not oppose, seek to cancel or otherwise challenge Sutro’s ownership of the Mark, the SUTRO BIOPHARMA mark or their validity. SutroVax shall not procure or attempt to procure any trademark registration for the Mark, the SUTRO BIOPHARMA mark or any other SUTRO-variant mark.

(c) Quality Control. SutroVax agrees to use the Mark in conformance with Sutro’s trademark usage policies as communicated to SutroVax from time to time. Sutro shall have the right, on a periodic basis and with reasonable notice, to inspect SutroVax’s packaging, advertisements, labels, marketing, and promotional materials, bearing the Mark to ensure that SutroVax is in compliance with Sutro’s high quality standards.

(d) Notification of Third Party Claims. SutroVax shall promptly notify Sutro of any claim, of which SutroVax is notified or otherwise becomes aware, by any third party alleging infringement, unfair competition, or similar wrongs relating to use of the Mark by SutroVax.

(e) Enforcement Against Third Party Infringements. In the event that SutroVax believes or has reason to believe that any third party is infringing upon the Mark, SutroVax shall promptly notify Sutro of all facts known to it relating to such infringement. Thereupon Sutro shall conduct its own investigation of such alleged infringement and [***]. SutroVax shall [***]. SutroVax shall cooperate fully with Sutro in connection with the prosecution of any claim by Sutro against any such alleged infringer.

(f) Indemnities. SutroVax shall indemnify and hold Sutro harmless from and against any claims, damages, liabilities, and costs (including reasonable attorneys’ fees) arising out of or in connection with any claim that SutroVax’s use of the Mark infringes any trademark or other rights of any third party, subject to Section 12.3.

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(g) Termination. Upon termination of the Agreement, SutroVax shall immediately cease using the Mark.

10. CONFIDENTIALITY

10.1 In the course of performing the transactions contemplated by this Agreement, whether before or after the Effective Date, a Party may disclose, or may have disclosed, to the other confidential information owned or controlled by the disclosing Party (“Discloser’s Information”). The receiving Party will maintain in confidence the Discloser’s Information and will not use it for any purpose except for purposes authorized hereunder, and shall use Commercially Reasonable Efforts to safeguard such information against disclosure to Third Parties, including without limitation employees and persons working or consulting for such Party that do not have an established, current need to know such information for purposes authorized under this Agreement. This obligation of confidentiality does not apply to restrict use or disclosure by the receiving Party of technology, information or material that meet one or more of the following criteria:

(a) they were properly in the possession of the receiving Party, without any restriction on use or disclosure, prior to receipt from the other Party;

(b) they are at the time of disclosure hereunder in the public domain by public use, publication, or general knowledge;

(c) they become general or public knowledge through no fault of the receiving Party following disclosure hereunder;

(d) they are properly obtained by the receiving Party from a Third Party not under a confidentiality obligation to the disclosing Party hereto; or

(e) they are independently developed by or on behalf of the receiving Party without the assistance of the confidential information of the other Party.

Subject to the exceptions in (a)-(c) above, and notwithstanding the definition of “Discloser’s Information” above, all data and results generated with respect to Vaccine Compositions from the performance of Research Plan or from Sutro’s manufacturing and supply of Vaccine Compositions under this Agreement shall be deemed Discloser’s Information of SutroVax and the terms and conditions of this Agreement shall be deemed Discloser’s Information of both Parties.

10.2 Each Party may use and disclose Discloser’s Information of the other Party as follows:

(a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement; and

(b) in communication with, whether existing or potential, investors, acquirers, lenders, consultants, advisors (including financial advisors, lawyers and accountants), (sub)licensees, collaborators or service providers, in each case on a need to know basis under appropriate confidentiality provisions substantially equivalent to those of this Agreement.

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(c) If a Party is required by judicial or administrative process to disclose the Discloser’s Information of the other Party hereto, it shall promptly inform such other Party of the anticipated disclosure in order to provide it an opportunity to challenge or limit the disclosure obligations. Discloser’s Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Agreement, and, in disclosing the other Party’s Discloser’s Information pursuant to law or court order, each Party shall take reasonable steps to ensure the continued confidential treatment of such Discloser’s Information;

(d) Notwithstanding Section 10.2(c) above, a receiving Party may disclose Discloser’s Information of the other Party to governmental entities as required by securities laws or rules of securities exchanges, provided that the receiving Party shall provide reasonable advance notice to the other Party of such disclosure and use Commercially Reasonable Efforts, to oppose such disclosure or to request confidential treatment of such Discloser’s Information and, in any event, shall only disclose the minimum information, as reasonably determined by the receiving Party’s legal counsel, that is necessary to comply with such requirements.

11. REPRESENTATIONS AND WARRANTIES

11.1 Each Party represents and warrants to the other Party that it has the right to enter into this Agreement and grant the rights granted hereunder.

11.2 Each Party represents and warrants to the other Party that it has and will at all times during the term of this Agreement comply with all applicable laws in all material respects, including obtaining all necessary licenses, permits and authorizations necessary to perform this Agreement and to exploit any license granted to it hereunder, as now or hereafter required under any applicable statutes, laws, ordinances, rules and regulations.

11.3 SutroVax represents and warrants to Sutro that it has not prior to the Effective Date and shall not during the Term (i) have been debarred under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b), or any equivalent foreign or local law, rule or regulation; or (ii) use or employ in any capacity related to the performance of Research Plan or manufacturing Vaccine Compositions or other activities hereunder any individual, corporation, partnership, or association which has been debarred under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b), or any equivalent foreign or local law, rule or regulation.

11.4 Sutro represents and warrants to SutroVax that:

(a) as of the Amendment Effective Date to the best of its knowledge, the practice of the Sutro Platform does not infringe on any Third Party patents;

(b) as of the Amendment Effective Date, Exhibit B contains a complete and accurate list of all Sutro Patents, and Sutro and its Affiliates do not own or control any other Patents covering the Sutro Platform, Extracts, Vaccine Compositions, or the manufacture or use thereof;

(c) it has not granted prior to the Effective Date, and will not grant during the Term, rights to any Third Party that are inconsistent with the rights granted to SutroVax hereunder;

(d) during the Term, it will not amend or terminate the [***] In-License in any manner that would adversely affect SutroVax’s rights under this Agreement; and

(e) it has not prior to the Effective Date and shall not during the Term (i) have been debarred under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b), or any equivalent foreign or local law, rule or regulation; or (ii) use or employ in any capacity related to the performance of Research Plan or manufacturing of Extracts or Vaccine Compositions any individual, corporation, partnership, or association which has been debarred under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b), or any equivalent foreign or local law, rule or regulation.

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12. INDEMNITIES

12.1 SutroVax agrees to indemnify and hold harmless Sutro and its Affiliates and Sublicensees, and their respective agents, directors, officers and employees and their respective successors and assigns (the “Sutro Indemnitees”) from and against any Third Party claim, suit, demand, investigation or proceeding brought by a Third Party (each a “Claim”) based on (a) the development, use, manufacture, distribution or sale of any Vaccine Composition, including, but not limited to, [***], injury, damage, death or other consequence occurring to any person claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, any such product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form or forum in which any such claim is made, or (b) any breach of any representation, warranty, covenant or obligation of SutroVax in this Agreement. This indemnification shall not apply to the extent that the relevant Claim is due to the negligence or willful misconduct of a Sutro Indemnitee or a material breach of any of Sutro’s representations, warranties, covenants and/or obligations under this Agreement or any supply agreement between the Parties as contemplated hereunder.

12.2 Sutro agrees to indemnify and hold harmless SutroVax and its Affiliates, and Sublicensees, and their respective agents, directors, officers and employees and their respective successors and assigns (the “SutroVax Indemnitees”) from and against any Claim any breach of any representation, warranty, covenant or obligation of Sutro in this Agreement. This indemnification shall not apply to the extent that the relevant Claim is due to the negligence or willful misconduct of a SutroVax Indemnitee or a material breach of any of SutroVax’s representations, warranties, covenants and/or obligations under this Agreement.

12.3 The obligation to indemnify pursuant to this Section 12 shall be contingent upon timely notification by the indemnitee to the indemnitor of any claims, suits or service of process; the tender by the indemnitee to the indemnitor of full control over the conduct and disposition of any claim, demand or suit; and reasonable cooperation by the indemnitee in the defense of the claim, demand or suit. No indemnitor will be bound by or liable with respect to any settlement or admission entered or made by any indemnitee without the prior written consent of the indemnitor. The indemnitee will have the right to retain its own counsel to participate in its defense in any proceeding hereunder. The indemnitee shall pay for its own counsel except to the extent it is determined that (a) one or more legal defenses may be available to it which are different from or additional to those available to the indemnitor, or (b) representation of two Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any such case and to such extent, the indemnitor shall be responsible to pay for the reasonable costs and expenses of the separate counsel retained to participate in the defense of the indemnitee, provided that such expenses are otherwise among those covered by the indemnitor’s indemnity agreement hereunder.

12.4 At such time as any Vaccine Composition is being commercially distributed or sold or tested in clinical trials by SutroVax or under its sponsorship and thereafter with respect to coverage tail periods consistent with prevailing industry norms, SutroVax shall, at its sole cost and expense, procure and maintain liability insurance coverage appropriate, under prevailing industry norms, to the risk in marketing such Vaccine Composition(s) and shall cause Sutro and its Affiliates, licensors and employees to be added thereto as additional insureds. SutroVax will, following Sutro’s reasonable request from time to time, present evidence to Sutro that the coverage is being maintained in accordance with the foregoing. In addition, SutroVax shall give Sutro, or require that its insurers agree to give Sutro, at least [***] days ‘ prior written notice of any material change in or cancellation of the insurance coverage.

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13. DISCLAIMER AND LIMITS OF LIABILITY

13.1 THE WARRANTIES AND INDEMNITIES STATED IN THIS AGREEMENT ARE IN LIEU OF, AND THE PARTIES EACH DISCLAIM, ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR ARISING BY LAW, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. WIHTOUT LIMITING THE FOREGOING, SUTRO MAKES NO REPRESENTATION THAT ITS PERFORMANCE OF THE RESEARCH PLAN OR ANY OF THE RESULTS THEREOF WILL BE SUCCESFUL.

13.2 Except for breaches of Section 4.1, 4.2 or 10, neither Party shall be liable under this Agreement for any indirect, incidental, punitive, exemplary, special or consequential damages of any kind; provided, however, that this limitation will not reduce or affect either Party’s indemnification obligations under Section 12, and shall not apply to willful or intentional breaches of this Agreement.

14. COMMUNICATION AND DISPUTE RESOLUTION

14.1 Each Party will appoint an individual employed by it to serve as its “Principal Contact” for purposes of this Agreement. Either Party may from time to time replace its Principal Contact with a different employee, but unless required due to events beyond its control, neither Party will replace its Principal Contact without at least [***] days prior notice to the other Party. The two Principal Contacts shall communicate with each other regularly during the Term as the Parties may agree or as the Principal Contacts shall mutually determine to be useful.

14.2 The Parties intend that, to the maximum extent practicable, they shall reach decisions hereunder cooperatively through discussions among the Principal Contacts and by mutual consent of the Parties. In situations in which that does not occur, disputes or differences arising out of or in connection with this Agreement shall initially be referred for review by the Parties’ respective Senior Managements (as defined below). Such Senior Managements shall discuss the proposed dispute or difference, and shall meet with respect thereto if either of them believes a meeting or meetings are likely to be useful. If the Senior Managements do not resolve the dispute or difference within [***] days (or such lesser or longer period as they may agree is a useful period for their discussions), then either Party may pursue its other available remedies, consistent with this Agreement. As used herein, Sutro’s “Senior Management” means its then-current CEO, and SutroVax’s “Senior Management” means its then-current CEO.

14.3 If the Senior Managements are not able to resolve such dispute referred to them under Section 14.2 within such [***] day period, then subject to Sections 14.4 and 14.5, such dispute shall be resolved by final and binding arbitration as follows: The Parties shall select a mutually agreeable arbitrator who has significant relevant experience in the subject matter of the disputed issue and no affiliation or pre-existing relationship with either Party. If the Parties cannot agree on an arbitrator within [***] days after the end of the [***] day period referred in Section 14.2, either Party may request the Judicial and Mediation Services (“JAMS”) in San Francisco, CA to appoint an arbitrator on behalf of the Parties in accordance with the commercial arbitration rules of JAMS, and the proceeding shall be conducted in accordance with JAMS rules. The arbitrator may decide any issue as to whether, or as to the extent to which, any dispute is subject to the arbitration and other dispute resolution provisions in this Agreement. The arbitrator must base the award on the provisions of this Agreement and must render the award in a writing which must include an explanation of the reasons for such award. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator’s fees and expenses shall be shared equally by the Parties, unless the arbitrator in the award assesses such fees and expenses against one of the Parties or allocates such fees and expenses other than equally between the Parties. Each Party shall bear and pay its own expenses incurred in connection with any

27.

dispute resolution under this Section 14.3. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrator’s decision of the dispute subject to arbitration.

14.4 Notwithstanding Section 14.3, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent or of any trademark rights relating to any Vaccine Composition shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

14.5 In the event a Party disputes in good faith whether it is in breach of this Agreement and so notifies the other Party in writing prior to the expiration of the applicable cure period set forth in Section 8.2 above, the cure period shall be tolled from the date of such notice. Promptly following the initiation of a proceeding under Section 14.3 above with respect to such dispute, the arbitrator shall make a determination as to whether there is a good faith dispute as to the existence of a material breach of this Agreement. If the arbitrator determines that there is no good faith dispute by the breaching Party as to the existence of a material breach of this Agreement, then the Agreement shall be deemed terminated, unless the breach is cured within the remainder (if any) of the cure period set forth in Section 8.2 (after giving effect to the tolling of such cure period up to the date of such determination). If the arbitrator determines that there is a good faith dispute as to the existence of a material breach of this Agreement, the non-breaching Party shall not have the right to terminate this Agreement unless and until it has been finally determined in accordance with Section 14.3 above that a breach actually occurred, and the breaching Party fails to cure such breach within [***] days after such final determination (or such longer period as the arbitrator may specify).

15. MISCELLANEOUS

15.1 Neither Party may assign or transfer this Agreement, including by merger, operation of law, or otherwise, without the other Party’s prior written consent (which shall not be withheld unreasonably) except each Party may assign this Agreement without the other Party’s consent in the case of assignment or transfer to a Third Party that succeeds to all or substantially all of the assigning Party’s business and assets relating to the subject matter of this Agreement, whether by sale, merger, operation of law or otherwise. Any attempted assignment by a Party in violation of this Section without the written consent of the other Party will be null and void. Except as above limited, this Agreement is binding upon and will inure to the benefit of each of the Parties, its successors and assigns. Without limiting the foregoing, in the event that a Party is acquired, the acquiring Party shall agree in writing to abide by the terms of this Agreement

15.2 In the event of a Change of Control of either Party, notwithstanding Section 15.1 above:

(a) Patents, know-how and other intellectual property that were controlled by the Acquirer prior to such Change of Control shall not for purposes of this Agreement be included within the Sutro Patents, the Sutro Know-How (including for clarity information to be provided to SutroVax under Section 5.4), SutroVax Platform Improvements or the SutroVax Platform Improvement Patents.

(b) Patents, know-how and other intellectual property that, following such Change of Control, are developed, made or otherwise acquired or controlled by the Acquirer without material use of proprietary know-how of the Acquired Party or confidential Discloser’s Information of the other Party (such proprietary know-how of the Acquired Party and confidential Discloser’s Information of the other Party, the “Segregated Technology”) shall not for purposes of this Agreement be included within the Sutro Patents and the Sutro Know-How (in event of a Change of Control of Sutro) or the SutroVax Platform Improvements or SutroVax Platform Improvement Patents (in event of a Change of Control of SutroVax);

28.

(c) In the event of a Change of Control of SutroVax, to the extent the Acquirer does not use or exploit Segregated Technology pertaining to Extracts or rights licensed to SutroVax under this Agreement, Section 4.2(b) shall not apply to the Acquirer of SutroVax. In the event of a Change of Control of Sutro, to the extent the Acquirer does not use Segregated Technology pertaining to Extracts, the restrictive covenants under Section 4.1(c), shall not apply to the Acquirer of Sutro. For clarity, Section 4.2(b) shall apply to an Acquirer of SutroVax only with respect to activities of the Acquirer involving the use of Segregated Technology of SutroVax or rights licensed to SutroVax under this Agreement; and Section 4.1(c) shall apply to an Acquirer of Sutro only with respect to activities of the Acquirer involving the use of Segregated Technology of Sutro.

(d) The Acquirer shall not be deemed an Affiliate for purposes Section 8.4(a) above, but shall be deemed a Sublicensee (whether or not it has been granted a sublicense) for such purposes with respect to any action or claim that challenges the validity or enforceability of a Sutro Patent with respect to a Vaccine Composition (or expression thereof).

(e) Notwithstanding the foregoing, if rights to Segregated Technology were granted to the Acquirer prior to the Change of Control, then the use of such Segregated Technology in accordance with such grant (and consistent with the exclusive licenses granted under this Agreement) shall not be deemed use of Segregated Technology for purposes of this Section 15.2.

(f) SutroVax’s obligation to pay Net Sublicense Fees to Sutro under Section 6.6 shall terminate upon a Change of Control of Sutro.

(g) As used herein, “Acquirer” means the Third Party involved in the Change of Control, and any Affiliate of such Third Party that was not an Affiliate of the Acquired Party immediately prior to the Change of Control; and “Acquired Party” means the Party that was the subject of such Change of Control, together with any entity that was its Affiliate immediately prior to the Change of Control.

15.3 The Parties acknowledge and agree that all rights and licenses now or hereafter granted under or pursuant to any Section of this Agreement, including the backup manufacturing license granted below, are rights to “intellectual property” as defined in Section 101(35A) of Title 11 of the United States Code. In the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party may elect to retain and may fully exercise all of its rights and elections under Section 365(n) of Title 11 of the United States Code.

(a) In recognition that Sutro may become a Bankrupt Party, Sutro hereby grants to SutroVax a non-exclusive, royalty-free (subject to the terms of the Agreement, including, without limitation, SutroVax’s payment obligations under Article 6) license under Sutro Patents and Sutro Know-How, effective upon such time, if any, when Sutro has become a Bankrupt Party, to make or have made Extracts under Sutro Patents and Sutro Know-How solely for use in manufacturing Vaccine Compositions for SutroVax, its Affiliates and Sublicensees solely for use in conjunction with the exercise, and within the scope, of the license granted in Section 4.1(a)(i), and Sutro shall, following such time, if any, when Sutro has become a Bankrupt Party, transfer to SutroVax or its designee, the relevant processes, documents, and materials and other Know-How included in the Sutro Platform, as necessary or reasonably useful for such manufacture and supply of Extracts.

29.

(b) During the Term, each Party shall create and maintain current copies to the extent practicable of all intellectual property licensed hereunder to the other Party. Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within [***] days after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within [***] days to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above.

15.4 This Agreement incorporates the Exhibits referenced herein. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties hereto with respect to its subject matter. For clarity, it is understood that this Agreement supersedes and replaces the Original Agreement in its entirety.

15.5 All notices, requests or other communication provided for or permitted hereunder shall be given in writing and shall be hand delivered or sent by confirmed facsimile, reputable courier or by registered or certified mail, postage prepaid, return receipt requested, to the address set forth on the signature page of this Agreement, or to such other address of which either Party may inform the other in writing. Notices will be deemed delivered on the earliest of transmission by facsimile, actual receipt or [***] days after mailing as described herein.

15.6 This Agreement may be amended, modified or waived only in a writing signed by the Party or Parties to be bound thereby.

15.7 If any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the Parties’ fundamental intentions hereunder, and the remaining provisions shall not be affected or impaired.

15.8 Nothing herein contained shall constitute this a joint venture agreement and, except as expressly set forth herein, nothing herein shall constitute any Party as a partner, principal or agent of any other, this being an Agreement between independent contracting entities. Except as expressly set forth herein, no Party shall have the authority to bind any other in any respect whatsoever to Third Parties. Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on any Party to use any name, trade name, trademark or other designation of any other Party hereto, unless the express, written permission of such other Party has been obtained.

15.9 This Agreement has been submitted to the scrutiny of, and has been negotiated by, both Parties and their counsel, and shall be given a fair and reasonable interpretation in accordance with its terms, without consideration or weight being given to any such term’s having been drafted by any Party or its counsel.

15.10 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to any conflict of laws rules to the contrary.

15.11 This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and other electronically scanned signatures shall have the same effect as their originals.

30.

IN WITNESS WHEREOF, the Parties hereto executed and acknowledged this Agreement as of the date first written above. Each of the persons signing this Agreement affirms that he or she is duly authorized to do so and thereby to bind the indicated entity.

SUTRO BIOPHARMA, INC.		SUTROVAX, INC.

By:	/s/ William J. Newell	By:	/s/ Grant E. Pickering
Name:	William J. Newell	Name:	Grant E. Pickering
Title:	CEO	Title:	President & CEO

Exhibit A

Research Plan

{6 pages omitted}

[***]

Exhibit B

Sutro Patents

{22 pages omitted}

[***]

Exhibit C

Diligence Milestones

[***]

Exhibit D

Sutro Competitors

[***]

Exhibit E

[***] In-License Provisions

SutroVax, Inc. (“SUTROVAX”) hereby agrees to be bound by the following terms and conditions from the [***] In-License, as a sublicensee of Sutro Biopharma, Inc. (formerly known as Fundamental Applied Biology, Inc., or “FAB”) (“SUTRO”).

Sec. 1. The following provisions of the [***] In-License (Articles 9 and 10) are hereby included in the Agreement (as if references to SUTRO were references to SUTROVAX), and [***] is hereby named as a third party beneficiary of such provisions:

“9 WARRANTIES AND NEGATION OF WARRANTIES

9.1 Warranties. [***] warrants and represents that (a) it has the right and authority to enter into this Agreement and to grant licenses of the scope granted in this Agreement and (b) [***] has not previously granted any rights in the Licensed Patents other than the rights and licenses granted in the Pre-Existing Licenses and will not grant any further rights in the Licensed Patents that are inconsistent with the rights and licenses granted to SUTRO herein. For purposes of clarity, SUTRO acknowledges that it has been made aware by [***] of the scope of the field of use of the Pre-Existing Licenses.

9.2 Negation of Warranties. Except as expressly set forth in this Agreement, [***] makes no representations and extends no warranties of any kind, either express or implied. Among other things, [***] disclaims any express or implied warranty:

(A) of merchantability, of fitness for a particular purpose,

(B) of non-infringement or

(C) arising out of any course of dealing.

9.2 No Representation of Licensed Patent. SUTRO also acknowledges that [***] does not represent or warrant:

(A) the validity or scope of any Licensed Patent, or

(B) that the exploitation of Licensed Patent or Technology will be successful.

10 INDEMNITY

10.1. Indemnification. SUTRO will indemnify, hold harmless, and defend all [***] Indemnitees against any and all third party claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of the Licensed Patents or Licensed Products by SUTRO or any sublicensee, unless resulting from a claimed breach by [***] of its warranties or the gross negligence or willful misconduct of any [***] Indemnitee; provided that:

(A) SUTRO receives prompt notice of any such claim,

(B) SUTRO shall not be obligated to indemnify any [***] Indemnitee in connection with any settlement for any claim unless SUTRO consents in writing to such settlement (which consent shall not be unreasonably withheld), and

(C) SUTRO shall have the first right to defend any such claim and, if SUTRO elects to exercise such first right, the exclusive right to control the defense thereof.

Notwithstanding the foregoing, SUTRO shall have no obligations for any third party claim or demand that may be the subject of this Section 10.1 if the [***] Indemnitee seeking indemnification makes any admission regarding such claim without the prior written consent of SUTRO, which consent shall not be unreasonably withheld.

10.2. No Indirect Liability. Neither party shall be liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability. contract, or otherwise arising out of or in connection with solely this Agreement under any theory of liability; provided, however, that the foregoing shall not apply to any right of action for infringement, contributory infringement or inducement of infringement [***] may have under any applicable law. Except as provided in Section 9.1, [***] shall not have any responsibilities or liabilities whatsoever with respect to Licensed Products.

10.3. Workers’ Compensation. SUTRO will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4. Insurance. During the term of this Agreement , SUTRO will maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier to cover the activities of SUTRO and its sublicensees. Upon introduction of Licensed Product into humans, such insurance will provide minimum limits of liability of [***] and will include all [***] Indemnitees as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within [***] days of the introduction of Licensed Product into humans. SUTRO will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. SUTRO will provide to [***] days prior written notice of cancellation or material change to this insurance coverage. SUTRO will advise [***] in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of SUTRO will be primary coverage; insurance of [***] and [***] will be excess and noncontributory. Notwithstanding the foregoing, if SUTRO proposes alternative coverage under this Section 10.4, [***] shall not unreasonably withhold its consent to such alternative coverage in lieu of the coverage detailed in this Section 10.4, so long as the proposed coverage is reasonable and customary for the industry and reasonably protects [***]’s interests.”

Sec. 2. If the [***] In-License is terminated, the applicable obligations with respect to the subject matter covered by the [***] In-License will be transferred to [***] or its designee, and SUTROVAX will assume such obligations, and (to the extent it exercises any rights to such subject matter) SUTROVAX will make any payment thereby due under the [***] In-License by SUTRO directly to [***] or its designee. For purposes of clarity, it is agreed that in the event the [***] In-License is terminated, [***] shall have audit rights vis-à-vis SUTROVAX and its Affiliates substantially similar to those set forth in Section 8.5 of the [***] In-License.

Sec. 3. [***] is hereby named as a third party beneficiary of Section 8.4(a) of the Agreement.

Sec. 4. Any sublicense granted by SUTROVAX under the Licensed Patents (as defined in the [***] In-License) will not include the right to further sublicense (unless otherwise agreed in writing by [***] and SUTRO).

Exhibit F

Technology Transfer

[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

FIRST AMENDMENT TO AMENDED AND RESTATED SUTROVAX AGREEMENT

This First Amendment (“Amendment No. 1”) to the Amended and Restated Sutrovax Agreement dated as of October 12, 2015 (“Amended and Restated Agreement”) is made as of May 9, 2018 (“Amendment No. 1 Effective Date”), by and between Sutro Biopharma, Inc., having its principal place of business at 310 Utah Ave, Suite 150, South San Francisco, CA 94080 (“Sutro”), and SutroVax, Inc., having its principal place of business at 353 Hatch Dr., Foster City, CA 94404 (“SutroVax”). Sutro and SutroVax are each referred to herein individually as a “Party” and collectively as the “Parties”.

The Parties wish to amend certain provisions of the Amended and Restated Agreement, and in consideration of the promises and covenants set forth herein, Sutro and SutroVax hereby agree as follows:

1. Unless otherwise indicated, defined terms have the same meaning in this Amendment No. 1 as in the Amended and Restated Agreement.

2. The following item shall be deleted in its entirety from Exhibit C:

“[***]”

3. The Parties agrees and acknowledges that SutroVax’s obligations under Section 7.2 of the Amended and Restated Agreement, including the remaining diligence milestones in Exhibit C, have been satisfied and, accordingly, the provisions of Sections 8.4(b) shall have no further force or effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed by their duly authorized representatives as of the Amendment No. 1 Effective Date.

SUTRO BIOPHARMA, INC.		SUTROVAX, INC.

By:	/s/ William S. Newell	By:	/s/ Grant E. Pickering
Name:	William S. Newell	Name:	Grant E. Pickering
Title:	CEO	Title:	President & CEO

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

SECOND AMENDMENT TO AMENDED AND RESTATED SUTROVAX AGREEMENT

This Second Amendment (“Amendment No. 2”) to the Amended and Restated Sutrovax Agreement dated as of October 12, 2015, as amended by that certain First Amendment to Amended and Restated SutroVax Agreement between the Parties dated May 9, 2018, (“Amended and Restated Agreement”) is made as of May 29, 2018 (“Amendment No. 2 Effective Date”), by and between Sutro Biopharma, Inc., having its principal place of business at 310 Utah Ave, Suite 150, South San Francisco, CA 94080 (“Sutro”), and SutroVax, Inc., having its principal place of business at 353 Hatch Dr., Foster City, CA 94404 (“SutroVax”). Sutro and SutroVax are each referred to herein individually as a “Party” and collectively as the “Parties”.

The Parties wish to amend certain provisions of the Amended and Restated Agreement, and in consideration of the promises and covenants set forth herein, Sutro and SutroVax hereby agree as follows:

1. Unless otherwise indicated, defined terms have the same meaning in this Amendment No. 2 as in the Amended and Restated Agreement. “Supply Agreement” means that certain Supply Agreement between the Parties dated May 29, 2018.

2. The phrase “or by or for SutroVax pursuant to Section 15.3(a)” is hereby added after the phrase “or any CMO established or approved by Sutro as described in Section 3.1” in Section 4.1(a) of the Amended and Restated Agreement.

3. The phrase “[***]” is hereby deleted in Section 4.1(b) of the Amended and Restated Agreement and the following is hereby appended to the end of Section 4.1(b) of the Amended and Restated Agreement:

“For further clarity, and without limiting the license granted in Section 15.3, the license granted in Section 4.1(a) does not include the right to manufacture Extracts. Nothing in this Section 4.1 shall be deemed to limit SutroVax’s obligation to purchase SutroVax’s requirements of Extract from Sutro in Section 2.20 of the Supply Agreement. In addition, manufacturing of Extracts in breach of Section 2.20 of the Supply Agreement shall be deemed a material breach of this Agreement and the Supply Agreement by SutroVax.”

4. The phrase “[***]” is hereby deleted in Section 4.2(a) of the Amended and Restated Agreement.

5. The phrases “In recognition that Sutro may become a Bankrupt Party,” and “, effective upon such time, if any, when Sutro has become a Bankrupt Party,” are hereby deleted in their entirety in Section 15.3(a) of the Amended and Restated Agreement; the phrase “and Section 4.1(a)(ii)” is hereby added after the phrase “granted in Section 4.1(a)(i)” in Section 15.3(a) of the Amended and Restated Agreement; and the following is hereby appended to the end of Section 15.3(a) of the Amended and Restated Agreement:

“It is understood that the foregoing license shall not be deemed to limit SutroVax’s obligation to purchase SutroVax’s requirements of Extract from Sutro in Section 2.20 of the Supply Agreement.”

6. The phrase “elects within [***] days to continue to perform all of its obligations under this Agreement” in Section 15.3(b) of the Amended and Restated Agreement is hereby replaced with the phrase “within [***] days assumes this Agreement in accordance with 11 U.S.C. §§ 365(a) and 365(b)”.

7. The following is hereby appended to the end of Section 15.3(b) of the Amended and Restated Agreement:

“In the case where Sutro is the Bankrupt Party, the delivery shall include: copies of, or access to, the then-existing Sutro Know-How and Sutro Core Know-How that is reasonably necessary to enable SutroVax to exercise the rights granted in Section 15.3(a); reasonable on-site training at Sutro’s premises to enable SutroVax to implement such Sutro Know-How Sutro Core Know-How (subject to the payment of reasonable fees to Sutro); and reasonable access during ordinary business hours to Sutro’s personnel knowledgeable of the Sutro Platform and Extract for technical advice with respect to the implementation of such Sutro Know-How and Sutro Core Know-How, whether by teleconference or in-person meeting (subject to the payment of reasonable fees to Sutro). In addition, in the case where Sutro is the Bankrupt Party, if Sutro defaults in its disclosure obligation, SutroVax may obtain the Sutro Know-How or Sutro Core Know-How from the first two CMOs qualified by Sutro to manufacture Extract, provided that, for clarity, Sutro has conducted a Process Transfer (as defined in the Supply Agreement) to each such CMO, and, such Sutro Know-How and Sutro Core Know-How are made available by each such CMO to SutroVax per the terms of the agreement referenced below. Prior to executing its agreement with each such CMO, Sutro will provide SutroVax a reasonable opportunity to comment on the provisions of such agreement that relate to SutroVax’s access to such Sutro Know-How and/or Sutro Core Know-How. Nothing in this Section 15.3 shall be deemed to limit SutroVax’s obligation to purchase SutroVax’s requirements of Extract from Sutro in Section 2.20 of the Supply Agreement.”

8. The following new Section 15.12 is hereby added to the Amended and Restated Agreement:

15.12 Each Party acknowledges that the other Party may likely suffer irreparable harm from such Party’s breach or threatened breach of this Agreement and the other Party, in such cases, would therefore be entitled, without waiving any other right or remedy available to, to injunctive relief (including specific performance) without the requirement to post a bond, provided the waiver by such Party of the other Party’s requirement to post a bond shall expire on the Change of Control of the other Party, and each party agrees that the arbitrator selected under Section 14.3 shall have the power to grant such injunctive relief (or order specific performance). The Parties shall comply with any such injunctive relief (including specific performance) ordered by the arbitrator and agree that such order may, to the extent not precluded by applicable law, be enforceable as a final award in any court of competent jurisdiction.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to be executed by their duly authorized representatives as of the Amendment No. 2 Effective Date.

SUTRO BIOPHARMA, INC.		SUTROVAX, INC.

By:	/s/ William S. Newell	By:	/s/ Grant E. Pickering
Name:	William S. Newell	Name:	Grant E. Pickering
Title:	CEO	Title:	President & CEO